                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                Amendment No. 1



                        iXOS Software Aktiengesellschaft
-------------------------------------------------------------------------------
                                (Name of Issuer)



                             Bearer Ordinary Shares
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   46600V108
                  --------------------------------------------
                                 (CUSIP Number)



                            David J. Greenwald, Esq.
                              Goldman, Sachs & Co.
                                85 Broad Street
                            New York, New York 10004
                                 (212) 902-1000
-------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  May 14, 1999
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rules 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]



                               Page 1 of 44 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF-WC-OO
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [X]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           New York
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               506,645
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               506,645

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           506,645

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           13.3%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------



                               Page 2 of 44 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           The Goldman Sachs Group, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF-OO
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               506,645
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               506,645

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           506,645

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           13.3%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------



                               Page 3 of 44 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners II, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           WC
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               265,825
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               265,825

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           265,825

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           7.0%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 4 of 44 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Advisors, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               265,825
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               265,825

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           265,825

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           7.0%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 5 of 44 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners II Offshore, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           WC
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Cayman Islands
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               105,677
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               105,677

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           105,677

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           2.8%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 6 of 44 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Advisors II (Cayman), L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Cayman Islands
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               105,677
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               105,677

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           105,677

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           2.8%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 7 of 44 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners II (Germany) Civil Law Partnership
           (with limitation of liability)
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           WC
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Germany
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               9,805
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               9,805

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           9,805

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           0.3%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 8 of 44 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co. oHG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Germany
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               9,805
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     10.   Shared Dispositive Power
       With:
                               9,805

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           9,805

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           0.3%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 9 of 44 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Fund 1997, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           WC
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               28,520
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               28,520

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           28,520

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           0.7%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 10 of 44 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Bridge Street Fund 1997, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           WC
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               13,847
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               13,847

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           13,847

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           0.4%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 11 of 44 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Asset Corp.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               42,367
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               42,367

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           42,367

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           1.1%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           CO

------------------------------------------------------------------------------



                               Page 12 of 44 pages

                               AMENDMENT NO. 1 TO
                                  SCHEDULE 13D
                    RELATING TO THE BEARER ORDINARY SHARES OF
                        IXOS SOFTWARE AKTIENGESELLSCHAFT


     GS Capital Partners II, L.P. ("GS Capital II"), GS Capital Partners II Offshore, L.P. ("GS Offshore"), GS Capital Partners II (Germany) Civil Law Partnership ("GS Germany"), Stone Street Fund 1997, L.P. ("1997 Stone") and Bridge Street Fund 1997, L.P. ("1997 Bridge" and together with GS Capital II, GS Offshore, GS Germany and 1997 Stone, the "Limited Partnerships"), Stone Street Asset Corp. ("Stone Asset"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors, L.P. ("GS Advisors"), GS Advisors II (Cayman), L.P. ("GS Advisors Cayman"), Goldman, Sachs & Co. oHG ("GS oHG") and The Goldman Sachs Group, Inc. ("GS Group" and, together with Goldman Sachs, GS Advisors, GS Advisors Cayman, GS oHG, Stone Asset and the Limited Partnerships, the "Filing Persons")/(1) hereby amend this statement on Schedule 13D filed November 12, 1998, with respect to the Bearer Ordinary Shares, no par value (the "Bearer Ordinary Shares") and the American Depositary Shares, each representing one-fifth of one Bearer Ordinary Share (the "ADSs", and together with the Bearer Ordinary Shares, the "Shares"), of iXOS Software Aktiengesellschaft, a German stock corporation (the "Company"). Goldman Sachs and GS Group may be deemed, for purposes of this Statement, to beneficially own Bearer Ordinary Shares through the Limited Partnerships. Goldman Sachs and GS Group each disclaims beneficial ownership of Bearer Ordinary Shares beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than Goldman Sachs, GS Group or their affiliates. In addition, Goldman Sachs and GS Group may be deemed to beneficially own Shares held in client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both ("Managed Accounts"). Goldman Sachs and GS Group disclaim beneficial ownership of Shares held in Managed Accounts. Goldman Sachs and GS Group may also be deemed to beneficially own from time to time Shares acquired in ordinary course trading activities by Goldman Sachs. Unless otherwise indicated, all capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Schedule 13D.

     This Amendment No. 1 is being filed to report a decrease in the percentage of the outstanding Bearer Ordinary Shares which may be deemed to be beneficially owned by the Filing Persons, which decrease was as a result of the sale of Bearer Ordinary Shares by the Limited Partnerships pursuant to their participation in the Offering (as defined in Item 4).

------------------
     /1/ Neither the present filing nor anything contained herein shall be construed as an admission that any Filing Person constitutes a "person" for any purposes other than Section 13(d) of the Securities Exchange Act of 1934.



                               Page 13 of 44 pages

Item 2 is hereby amended and restated as follows:

Item 2.  Identity and Background.
         ------------------------

     As of May 24, 1999, Goldman Sachs and GS Group may be deemed to beneficially own, through the Limited Partnerships, 423,674 Shares in the form of Bearer Ordinary Shares. In addition, as of May 24, 1999, Goldman Sachs and GS Group may be deemed to beneficially own 1,801 Shares, 213 of which are in the form of 1,063 ADSs, as a result of ordinary course trading activities. In addition, as of May 24, 1999, Goldman Sachs and GS Group may be deemed to beneficially own 81,170 Shares, 26,420 of which are in the form of 132,100 ADSs, held in Managed Accounts.

     Each of GS Capital II, a Delaware limited partnership, GS Offshore, a Cayman Islands exempted limited partnership, and GS Germany, a German civil law partnership, was formed for the purpose of investing in equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions. GS Advisors, a Delaware limited partnership, is the sole general partner of GS Capital II. GS Advisors Cayman, a Cayman Islands exempted limited partnership, is the sole general partner of GS Offshore. GS oHG is the sole managing partner of GS Germany. 1997 Stone and 1997 Bridge, each a Delaware limited partnership, were formed for the purpose of investing in equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions and in other financial instruments. Stone Asset, a Delaware corporation, is the sole general partner of 1997 Stone and the sole managing general partner of 1997 Bridge. Goldman Sachs, a New York limited partnership, is an investment banking firm and a member of the New York Stock Exchange, Inc. and other national exchanges. Goldman Sachs also serves as the investment manager for GS Capital II, GS Offshore and GS Germany. GS Group, one of the general partners of Goldman Sachs, owns a 99% interest in Goldman Sachs. GS Group is a Delaware corporation and a holding company that (directly or indirectly through subsidiaries or affiliated companies or both) is a leading investment banking organization and is a successor in interest to The Goldman Sachs Group, L.P., which was merged with and into GS Group on May 7, 1999. The other general partner of Goldman Sachs is The Goldman, Sachs & Co. L.L.C., a Delaware limited liability company ("GS L.L.C."), which is a wholly owned subsidiary of GS Group. The principal business address of each Filing Person (other than GS Offshore, GS Advisors Cayman, GS Germany and GS oHG), and GS L.L.C. is 85 Broad Street, New York, NY 10004. The principal business address for each of GS Offshore and GS Advisors Cayman is c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address for each of GS Germany and GS oHG is MesseTurm, 60308 Frankfurt am Main, Germany.

     The name, business address and present principal occupation or employment of each director of GS Group are set forth in the amended Schedule I hereto, to read in its entirety as attached hereto, and are incorporated herein by
reference.   The  name,  business  address,   present  principal  occupation  or
employment and citizenship of each director and executive officer of GS Advisors, Inc. and GS Advisors II, Inc., each a Delaware corporation and the sole general partner of GS Advisors, L.P. and GS Advisors II (Cayman), L.P., respectively, are set forth in the amended Schedules II-A-i and II-A-ii hereto, respectively, to read in their entirety as attached hereto, and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each director and executive officer of Stone Street Asset Corp., the sole general partner of Stone Street Fund 1997, L.P. and the managing general partner of Bridge Street Fund 1997, L.P., are set forth in the amended Schedule II-B hereto, to read in its entirety as attached hereto, and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer and director of Goldman, Sachs & Co. Finanz GmbH, which is the sole managing general partner of Goldman, Sachs & Co. oHG, are set forth in the amended Schedule II-C hereto, to read in its entirety as attached hereto, and are incorporated herein by reference.



                               Page 14 of 44 pages

     During the last five years, none of the Filing Persons, or, to the knowledge of each of the Filing Persons, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B or II-C hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) except as set forth in Schedule III to this Schedule 13D, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.


Item 3 is hereby amended as follows:

Item 3.  Source and Amount of Funds or Other Consideration.
         --------------------------------------------------

     Except with respect to transactions effected by Goldman Sachs and GS oHG in their capacity as underwriters in the Offering (as defined below), Schedules IV-A and IV-B set forth the transactions in the ADSs and Bearer Ordinary Shares, respectively, which have been effected during the period from March 15, 1999 through May 24, 1999. Except for the sale of Shares by the Limited Partnerships pursuant to the Offering, all of the transactions set forth on Schedules IV-A and IV-B were effected in the ordinary course of business of Goldman Sachs or another Goldman Sachs operating entity. The transactions in the ADSs and Bearer Ordinary Shares, described in Schedules IV-A and IV-B, respectively, were effected on the NASDAQ National Market and on the Neuer Markt trading segment of the Frankfurt Stock Exchange. The aggregate consideration (exclusive of commissions) for the ADSs and Bearer Ordinary Shares purchased during the period from March 15, 1999 through May 24, 1999 was $8,951,639.35 and EUR37,871,068.75, respectively.


Item 4 is hereby amended as follows:

Item 4.  Purpose of the Transaction.
         ---------------------------

     In connection with the offering of Shares by certain selling shareholders (the "Offering"), which was consummated on May 14, 1999, pursuant to a Global Underwriting Agreement (the "Underwriting Agreement"), dated May 11, 1999, GS Capital II, GS Offshore, GS Germany, 1997 Stone and 1997 Bridge, on May 11, 1999, sold to the underwriters named therein 108,337, 43,068, 3,996, 11,623 and 5,644 Shares, respectively, of which 87,338, 34,720, 3,222, 9,370 and 4,550, respectively, were in the form of 139,200 Bearer Ordinary Shares at a net price of EUR172.02 per share, and 104,995, 41,740, 3,870, 11,265 and 5,470, respectively, in the form of 167,340 ADSs at a net price of $37.85 per share. Goldman Sachs and GS oHG were two of several underwriters under the Underwriting Agreement. Additionally, GS oHG was the Global Coordinator of the Offering.

     The Shares beneficially owned, or which may be deemed to be beneficially owned, by Goldman Sachs, other than the Shares which may be deemed to be beneficially owned through the Limited Partnerships, were acquired in the ordinary course of business of Goldman Sachs.

     The foregoing summary of the Underwriting Agreement is qualified in its its entirety by the Underwriting Agreement, which is filed as an exhibit hereto and incorporated by reference into this Item 4.

     In connection with the Offering, each of the Limited Partnerships entered into a Custody Agreement and Power of Attorney, dated May 11, 1999 (collectively, the "Custody Agreement"), with iXOS Software, as Custodian (the "Custodian"), pursuant to which the Custodian was given custody of the Bearer Ordinary Shares owned by the Limited Partnerships and the Attorneys-in-Fact appointed thereunder were authorized and instructed to effect certain transfers of and transactions relating to such shares and in order to facilitate the Offering.



                               Page 15 of 44 pages

     The foregoing description of the Custody Agreement is subject to, and qualified in its entirety by reference to, the form of Custody Agreement, which is filed as an exhibit hereto and incorporated by reference into this Item 4.

     Except as disclosed herein, none of the Filing Persons or, to the knowledge of the Filing Persons, any of the persons listed on amended Schedules I, II-A-i, II-A-ii, II-B or II-C hereto has any present plans or intentions which would result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D. In connection with the Offering, the Limited Partnerships agreed not to sell or otherwise dispose of any Bearer Ordinary Shares or ADSs (or securities substantially similar to, convertible into, or exchangeable for, Bearer Ordinary Shares or ADSs) during the period beginning on the date of and continuing to and including the date ninety days after the pricing of the Offering on May 11, 1999 (the "Lock-up").

     The foregoing description of the Lock-up is subject to, and qualified in its entirety by reference to, the form of Lock-up Agreement, which is filed as an exhibit hereto and incorporated by reference into this Item 4.

     Each of the Filing Persons expects to evaluate on an ongoing basis the Company's financial condition, business, operations and prospects, the market price of the Common Stock, conditions in the securities markets generally, general economic and industry conditions and other factors. Accordingly, each Filing Person reserves the right to change its plans and intentions at any time, as it deems appropriate. In particular, the Filing Persons may purchase additional Shares or may sell Shares from time to time in public or private transactions and/or may enter into privately negotiated derivative transactions with institutional counterparties to hedge the market risk of some or all of its positions in the Shares or other securities. Any such transactions may be effected at anytime or from time to time (subject to any applicable limitations imposed on the sale of any of their Shares by the Securities Act of 1933, as amended (the "Securities Act"), and, in the case of sales by the Limited Partnerships, subject to the other restrictions described in the Lock-up. To the knowledge of each Filing Person, each of the persons listed on amended Schedules I, II-A-i, II-A-ii, II-B or II-C hereto may make the same evaluation.


Item 5 is hereby amended as follows:

Item 5.  Interest in Securities of the Issuer.
         -------------------------------------

     (a) As of May 24, 1999, GS Capital II beneficially owned, and GS Advisors may be deemed to have beneficially owned, an aggregate of 265,825 Bearer Ordinary Shares, representing in the aggregate approximately 7.0% of the Shares reported to be outstanding as of March 31, 1999 as disclosed in the prospectus, dated May 11, 1999, relating to the Offering (the "Prospectus").

     As of May 24, 1999, GS Offshore beneficially owned, and GS Advisors Cayman may be deemed to have beneficially owned, an aggregate of 105,677 Bearer Ordinary Shares, representing in the aggregate approximately 2.8% of the Shares reported to be outstanding in the Prospectus.

     As of May 24, 1999, GS Germany beneficially owned, and GS oHG may be deemed to have beneficially owned, an aggregate of 9,805 Bearer Ordinary Shares, representing in the aggregate approximately 0.3% of the Shares reported to be outstanding in the Prospectus.

     As of May 24, 1999, 1997 Stone beneficially owned an aggregate of 28,520 Bearer Ordinary Shares, representing in the aggregate approximately 0.7% of the Shares reported to be outstanding in the Prospectus.

     As of May 24, 1999, 1997 Bridge beneficially owned an aggregate of 13,847 Bearer Ordinary Shares, representing in the aggregate approximately 0.4% of the Shares reported to be outstanding in the Prospectus.



                               Page 16 of 44 pages

     As of May 24, 1999, Stone Asset may be deemed to have beneficially owned an aggregate of 42,367 Bearer Ordinary Shares, which are owned by 1997 Stone and 1997 Bridge as described above, representing in the aggregate approximately 1.1% of the Shares reported to be outstanding in the Prospectus.

     As of May 24, 1999, each of Goldman Sachs and GS Group may be deemed to beneficially own an aggregate of 506,645 Shares, including (i) 423,674 Bearer Ordinary Shares beneficially owned by the Limited Partnerships as described above, (ii) 1,801 Shares, 213 of which are in the form of 1,063 ADSs, acquired by Goldman Sachs in ordinary course trading activities, and (iii) 81,170 Shares, 26,420 of which are in the form of 132,100 ADSs, held in Managed Accounts, representing in the aggregate approximately 13.3% of the Shares reported to be outstanding in the Prospectus. Goldman Sachs and GS Group disclaim beneficial ownership of (i) the Bearer Ordinary Shares beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than Goldman Sachs, GS Group or their affiliates and (ii) the Shares held in Managed Accounts.

     None of the Filing Persons or, to the knowledge of the Filing Persons, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B or II-C hereto, beneficially owns any Shares other than as set forth herein.

     (b) Each Filing Person shares the power to vote or direct the vote and to dispose or to direct the disposition of Shares beneficially owned by such Filing Person as indicated in pages 2 through 12 above.

     (c) Except with respect to transactions effected by Goldman Sachs and GS oHG in their capacity as underwriters in the Offering, Schedules IV-A and IV-B set forth the transactions in the ADSs and Bearer Ordinary Shares, respectively, which have been effected during the period from March 15, 1999 through May 24, 1999. Except for the sale of Shares by the Limited Partnerships pursuant to the Offering, all of the transactions set forth on Schedules IV-A and IV-B were effected in the ordinary course of business of Goldman Sachs or another Goldman Sachs operating entity. The transactions in the ADSs and Bearer Ordinary Shares, described in Schedules IV-A and IV-B, respectively, were effected on the NASDAQ National Market and on the Neuer Markt trading segment of the Frankfurt Stock Exchange. The aggregate consideration (exclusive of commissions) for the ADSs and Bearer Ordinary Shares purchased during the period from March 15, 1999 through May 24, 1999 was $8,951,639.35 and EUR37,871,068.75, respectively.

     Except with respect to transactions effected by Goldman Sachs and GS oHG in their capacity as underwriters in the Offering, and except as set forth in Schedules IV-A and IV-B, no transactions in the Shares were effected by the Filing Persons, or, to the knowledge of any of the Filing Persons, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B or II-C hereto, during the period from March 15, 1999 through May 24, 1999.


Item 6 is hereby amended as follows:

Item 6.  Contracts, Arrangements, Understandings or Relationships
         With Respect to the Securities of the Issuer.
         --------------------------------------------------------

     The  Underwriting  Agreement,  the form of  Custody Agreement and  Power of
Attorney and the form of Lock-up Agreement are filed as exhibits hereto and incorporated into this Item 6 by reference.

     Except as described in this statement, none of the Filing Persons or, to the knowledge of the Filing Persons, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B or II-C hereto is a party to any contract, arrangement, understanding or relationship with respect to any securities of the Company.



                               Page 17 of 44 pages

Item 7 is hereby amended as follows:

Item 7.  Material to be Filed as Exhibits.
         ---------------------------------

Exhibit No.         Exhibit
-----------         -------

  99.1 Underwriting Agreement, by and among the Company, Goldman Sachs, GS oHG, Deutsche Bank Securities Inc., Deutsche Bank AG, BT Alex. Brown Inc., BT Alex. Brown Inernational, and BHF-BANK AG

  99.2              Form of Custody Agreement and Power of Attorney

  99.3              Form of Lock-Up Agreement

  99.4 Power of Attorney, dated December 21, 1998, relating to Goldman, Sachs & Co.

  99.5 Power of Attorney, dated May 7, 1999, relating to The Goldman Sachs Group, Inc.

  99.6 Power of Attorney, dated December 31, 1998, relating to GS Capital Partners II, L.P.

  99.7 Power of Attorney, dated December 28, 1998, relating to GS Capital Partners II Offshore, L.P.

  99.8 Power of Attorney, dated December 21, 1998, relating to GS Capital Partners II (Germany) Civil Law Partnership.

  99.9              Power of Attorney, dated  December 28, 1998,  relating to GS
                    Advisors, L.P.

  99.10 Power of Attorney, dated December 28, 1998, relating to GS Advisors II (Cayman), L.P.

  99.11 Power of Attorney, dated May 26, 1999, relating to Goldman, Sachs & Co. oHG

  99.12 Power of Attorney, dated December 28, 1998, relating to Stone Street Fund 1997, L.P.

  99.13 Power of Attorney, dated December 28, 1998, relating to Bridge Street Fund 1997, L.P.

  99.14 Power of Attorney, dated December 21, 1998, relating to Stone Street Asset Corp.



                               Page 18 of 44 pages

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  May 27, 1999


GOLDMAN, SACHS & CO.                      THE GOLDMAN SACHS GROUP, INC.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS II, L.P.              GS ADVISORS, L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS II OFFSHORE, L.P.     GS ADVISORS II (CAYMAN), L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



GOLDMAN, SACHS & CO. OHG                  GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP
                                          (with limitation of liability)

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1997, L.P.              BRIDGE STREET FUND 1997, L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET ASSET CORP.

By:/s/ Hans L. Reich
---------------------------------
Name:  Hans L. Reich
Title: Attorney-in-fact


                               Page 19 of 44 pages

                                                 SCHEDULE I
                                                 ----------

              The name of each director of The Goldman Sachs Group, Inc. is set forth below.

              The  business address of each person listed below except  John L. Thornton,  Sir John Browne and  James A. Johnson is 85 Broad Street,  New York, NY  10004.  The business address of  John L.
         Thornton is 133 Fleet Street, London EC4A 2BB,  England.  The business address of Sir John Browne is BP Amoco plc, Brittanic House, 1 Finsbury Circus, London EC2M,  England.  The business address of James A. Johnson is Fannie Mae, 3900 Wisconsin Avenue NW, Washington, D.C. 20016.  Each person is a citizen of the United States of America except for Sir John Browne,  who is a citizen of the
         United Kingdom.  The present principal occupation or employment of each of the listed  persons is set forth below.


         Name                    Present Principal Occupation
         -------------------------------------------------------------------------------------------------
         Henry M. Paulson, Jr.   Chairman and Chief Executive Officer of  The Goldman Sachs Group, Inc.

         Robert J. Hurst         Vice Chairman of The Goldman Sachs Group, Inc.

         John A. Thain           President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc.

         John L. Thornton        President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc.

         Sir John Browne         Group Chief Executive of BP Amoco plc

         James A. Johnson        Chairman of the Executive Committee of the Board of Fannie Mae

         John L. Weinberg        Senior Chairman of The Goldman Sachs Group, Inc.


                                           Page 20 of 44 pages

                                              SCHEDULE II-A-i
                                              ---------------

         The name,  position  and  present  principal  occupation  of each  director  and  executive  officer of GS
Advisors,  Inc., the sole general  partner of GS Advisors,  L.P.,  which is the sole general  partner of GS Capital
Partners II, L.P., are set forth below.

         The business  address for all the executive  officers and directors  listed below except Henry Cornell and
Barry S. Volpert is 85 Broad Street,  New York, New York  10004.  The business address of Henry Cornell is 3 Garden
Road, Hong Kong.  The business address of Barry S. Volpert is 133 Fleet Street, London EC4A 2BB, England.

         All executive officers and directors listed below are United States citizens.


 Name                                    Position                               Present Principal Occupation
 -----------------------------------------------------------------------------------------------------------

 Richard A. Friedman                     Director/President                     Managing Director of Goldman, Sachs & Co.

 Terence M. O'Toole                      Director/Vice President                Managing Director of Goldman, Sachs & Co.

 Elizabeth S. Fascitelli                 Treasurer                              Managing Director of Goldman, Sachs & Co.

 Joseph H. Gleberman                     Director/Vice President                Managing Director of Goldman, Sachs & Co.

 Henry Cornell                           Vice President                         Managing Director of Goldman Sachs (Asia) L.L.C.

 Barry S. Volpert                        Director/Vice President                Managing Director of Goldman Sachs International

 Eve M. Gerriets                         Vice President/Secretary               Vice President of Goldman, Sachs & Co.

 David J. Greenwald                      Assistant Secretary                    Managing Director of Goldman, Sachs & Co.

 C. Douglas Fuge                         Assistant Treasurer                    Managing Director of Goldman, Sachs & Co.

 Katherine B. Enquist                    Vice President                         Vice President of Goldman, Sachs & Co.



                                           Page 21 of 44 pages

                                            SCHEDULE II-A-ii
                                            ----------------

         The name,  position  and  present  principal  occupation  of each  director  and  executive  officer of GS
Advisors II, Inc., the sole general  partner of GS Advisors II (Cayman),  L.P.,  which is the sole general  partner of GS Capital Partners II Offshore, L.P., are set forth below.

         The business  address for all the executive  officers and directors  listed below except Henry Cornell and
Barry S. Volpert is 85 Broad Street,  New York, New York  10004.  The business address of Henry Cornell is 3 Garden
Road, Hong Kong.  The business address of Barry S. Volpert is 133 Fleet Street, London EC4A 2BB, England.

         All executive officers and directors listed below are United States citizens.


 Name                                    Position                               Present Principal Occupation
 -----------------------------------------------------------------------------------------------------------

 Richard A. Friedman                     Director/President                     Managing Director of Goldman, Sachs & Co.

 Terence M. O'Toole                      Director/Vice President                Managing Director of Goldman, Sachs & Co.

 Elizabeth S. Fascitelli                 Treasurer                              Managing Director of Goldman, Sachs & Co.

 Joseph H. Gleberman                     Director/Vice President                Managing Director of Goldman, Sachs & Co.

 Henry Cornell                           Vice President                         Managing Director of Goldman Sachs (Asia) L.L.C.

 Barry S. Volpert                        Director/Vice President                Managing Director of Goldman Sachs International

 Eve M. Gerriets                         Vice President/Secretary               Vice President of Goldman, Sachs & Co.

 David J. Greenwald                      Assistant Secretary                    Managing Director of Goldman, Sachs & Co.

 C. Douglas Fuge                         Assistant Treasurer                    Managing Director of Goldman, Sachs & Co.

 Katherine B. Enquist                    Vice President                         Vice President of Goldman, Sachs & Co.



                                         Page 22 of 44 pages

                                           SCHEDULE II-B
                                           -------------

     The name,  position and  present  principal occupation  of each director and executive officer of Stone Street
Asset Corp.,  the sole general partner of Stone Street Fund 1997, L.P.  and the managing  general partner of Bridge
Street Fund 1997, L.P., are set forth below.

     The  business  address for  each of the  executive  officers  and directors listed  below is  85 Broad Street,
New York, New York 10004.

     All  executive  officers  and  directors  listed  below are  United  States citizens.


Name                                    Position                                Present Principal Occupation
------------------------------------------------------------------------------------------------------------

Richard A. Friedman                     Director/Vice President                 Managing Director of Goldman, Sachs & Co.

Terence M. O'Toole                      Director/Vice President                 Managing Director of Goldman, Sachs & Co.

Joseph H. Gleberman                     Director/Vice President                 Managing Director of Goldman, Sachs & Co.

Sanjeev K. Mehra                        Director/Vice President/Treasurer       Managing Director of Goldman, Sachs & Co.

Peter G. Sachs                          Director/Vice President                 Senior Director of The Goldman Sachs Group, Inc.

Peter M. Sacerdote                      Director/Chairman/C.E.O./President      Advisory Director of Goldman, Sachs & Co.

David J. Greenwald                      Vice President                          Managing Director of Goldman, Sachs & Co.

Esta E. Stecher                         Vice President                          Managing Director of Goldman, Sachs & Co.

C. Douglas Fuge                         Assistant Treasurer                     Managing Director of Goldman, Sachs & Co.

Eve M. Gerriets                         Vice President/Secretary                Vice President of Goldman, Sachs & Co.

Katherine B. Enquist                    Vice President                          Vice President of Goldman, Sachs & Co.

Richard J. Stingi                       Vice President                          Vice President of Goldman, Sachs & Co.



                                        Page 23 of 44 pages

                                             SCHEDULE II-C
                                             -------------

     The name,  position and present occupation of each executive officer and director of Goldman,  Sachs & Co.
Finanz GmbH which is the sole managing general partner of Goldman, Sachs & Co. oHG are set forth below.

     The  business address for each of the  executive officers and  directors listed  below is MesseTurm, 60308
Frankfurt am Main, Germany.  Each of Robert H. Jolliffe and Scott B. Kapnick has an additional business address of 133 Fleet Street, London EC4A 2BB, England.

     Of the directors and executive officers listed below, Scott B. Kapnick is a United States citizen,  Robert
H. Jolliffe is a citizen of Great Britain,  Paul M. Achleitner and  Rudolf W. Ferscha are citizens of  Austria, and Ernst E. Tschoeke and Stefan J. Jentzsch are citizens of Germany.


Name                                    Position                               Present Principal Occupation
-----------------------------------------------------------------------------------------------------------

Paul M. Achleitner                      Managing Director                       Managing Director of Goldman, Sachs & Co. oHG

Ernst E. Tschoeke                       Managing Director                       Executive Director of Goldman, Sachs & Co. oHG

Stefan J. Jentzsch                      Managing Director                       Managing Director of Goldman, Sachs & Co. oHG

Robert H. Jolliffe                      Managing Director                       Managing Director of Goldman, Sachs & Co. oHG

Scott B. Kapnick                        Managing Director                       Managing Director of Goldman, Sachs & Co. oHG

Rudolf W. Ferscha                       Managing Director                       Executive Director of Goldman, Sachs & Co. oHG



                                         Page 24 of 44 pages

                                             SCHEDULE III
                                             ------------

         In  Securities  and  Exchange  Commission  Administrative  Proceeding  File No.  3-8282  In the  Matter of
Goldman,  Sachs  & Co.,  Goldman,  Sachs  & Co., (the  "Firm"),  without admitting or  denying  any  of  the  SEC's allegations,  settled administrative proceedings  involving alleged  books and records and  supervisory  violations relating to eleven trades of U.S. Treasury  securities in the secondary  markets in 1985 and 1986.  The SEC alleged that the Firm had failed to maintain certain records required pursuant to Section 17(a) of the Exchange Act and had also failed to supervise activities  relating to the  aforementioned trades in violation of Section  15(b)(4)(E) of the Exchange Act.

         The Firm was ordered to cease and desist from  committing or causing any  violation of the  aforementioned sections  of the  Exchange  Act,  pay a civil  money  penalty to the SEC in the amount of  $250,000  and  establish policies and procedures  reasonably  designed to assure compliance with Section 17(a) of the Exchange Act and Rules
17a-3 and 17a-4 thereunder.


                                         Page 25 of 44 pages


                                  SCHEDULE IV-A
                                  -------------
                                iXOS Software AG
                           American Depositary Shares
                               Cusip No. 46600V108


      Purchases     Sales     Price     Trade Date   Settlement Date
-------------------------------------------------------------------------------
        1,500                39.0210    11-May-99    14-May-99
        4,000                39.0210    11-May-99    14-May-99
                    3,000    38.1250    14-May-99    19-May-99
                    1,000    38.3750    14-May-99    19-May-99
        2,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        5,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        2,000                39.0210    11-May-99    14-May-99
                    2,000    37.2500    18-May-99    21-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        2,000                39.0210    11-May-99    14-May-99
        3,000                39.0210    11-May-99    14-May-99
          800                48.3000    17-Mar-99    22-Mar-99
          200                48.5000    24-Mar-99    29-Mar-99
                      200    49.5000    26-Mar-99    31-Mar-99
                      200    49.2500    26-Mar-99    31-Mar-99
          500                48.5000     5-Apr-99     8-Apr-99
          600                48.5000     5-Apr-99     8-Apr-99
          200                48.5000     5-Apr-99     8-Apr-99
          500                48.7000     6-Apr-99     9-Apr-99
          500                48.7000     6-Apr-99     9-Apr-99
        1,200                49.0000     6-Apr-99     9-Apr-99
        3,800                50.2500     7-Apr-99    12-Apr-99
                      500    50.2500     7-Apr-99    12-Apr-99
        3,100                49.6000     9-Apr-99    14-Apr-99
           64                49.0000     9-Apr-99    14-Apr-99
          101                49.0000     9-Apr-99    14-Apr-99
          101                49.0000     9-Apr-99    14-Apr-99
        1,500                49.0000     9-Apr-99    14-Apr-99
           18                47.5000    13-Apr-99    16-Apr-99
           90                47.5000    15-Apr-99    20-Apr-99
          355                47.3750    16-Apr-99    21-Apr-99
          500                46.1250    19-Apr-99    22-Apr-99
        1,000                38.2500    12-May-99    17-May-99
        1,000                37.9375    12-May-99    17-May-99
          700                38.2500    12-May-99    17-May-99
        1,000                38.1875    12-May-99    17-May-99



                              Page 26 of 44 pages

      Purchases     Sales     Price     Trade Date   Settlement Date
-------------------------------------------------------------------------------
        1,000                37.9375    12-May-99    17-May-99
          500                38.5000    12-May-99    17-May-99
        1,000                38.2500    12-May-99    17-May-99
        3,000                37.5625    12-May-99    17-May-99
          500                37.9375    12-May-99    17-May-99
          500                38.4400    12-May-99    17-May-99
        1,000                38.1875    12-May-99    17-May-99
        1,000                37.5625    12-May-99    17-May-99
        1,000                38.5000    12-May-99    17-May-99
        1,000                37.9375    12-May-99    17-May-99
        1,000                38.5000    12-May-99    17-May-99
          700                38.0000    12-May-99    17-May-99
          500                37.9375    12-May-99    17-May-99
        1,000                37.9375    12-May-99    17-May-99
          500                38.0000    12-May-99    17-May-99
          100                38.1875    12-May-99    17-May-99
          500                38.2500    12-May-99    17-May-99
          500                38.3150    12-May-99    17-May-99
          500                37.9375    12-May-99    17-May-99
        1,000                37.5625    12-May-99    17-May-99
          200                38.5000    12-May-99    17-May-99
        1,000                38.1875    12-May-99    17-May-99
        1,000                37.5625    12-May-99    17-May-99
        1,000                38.2500    12-May-99    17-May-99
        1,000                37.9375    12-May-99    17-May-99
          100                38.5000    12-May-99    17-May-99
          500                37.5625    12-May-99    17-May-99
        1,660                37.5625    12-May-99    17-May-99
        1,590                37.9375    12-May-99    17-May-99
        3,000                38.1875    12-May-99    17-May-99
          500                38.4400    12-May-99    17-May-99
        1,000                38.5000    12-May-99    17-May-99
          500                38.3150    12-May-99    17-May-99
        2,000                37.9375    12-May-99    17-May-99
        1,000                38.2500    12-May-99    17-May-99
        1,000                38.2500    12-May-99    17-May-99
        1,000                37.5625    12-May-99    17-May-99
        1,000                37.6250    13-May-99    18-May-99
          500                37.6250    13-May-99    18-May-99
          500                37.6250    13-May-99    18-May-99
        2,000                37.6250    13-May-99    18-May-99
        1,000                38.3750    14-May-99    19-May-99
        3,000                38.1250    14-May-99    19-May-99
                    1,000    38.5000    14-May-99    19-May-99
                    3,000    38.1250    14-May-99    19-May-99
        1,000                38.0650    14-May-99    19-May-99
                      500    38.1250    14-May-99    19-May-99
          500                38.1250    14-May-99    19-May-99
        2,000                37.0750    17-May-99    20-May-99
                    1,000    37.2500    17-May-99    20-May-99



                              Page 27 of 44 pages

      Purchases     Sales     Price     Trade Date   Settlement Date
-------------------------------------------------------------------------------
        1,000                37.0750    17-May-99    20-May-99
        1,000                37.0750    17-May-99    20-May-99
        1,000                37.0750    17-May-99    20-May-99
        1,000                37.0750    17-May-99    20-May-99
          500                37.0000    17-May-99    20-May-99
                      500    37.6250    17-May-99    20-May-99
        2,000                37.0750    17-May-99    20-May-99
                      500    37.5000    17-May-99    20-May-99
        2,500                36.9700    17-May-99    20-May-99
        2,000                37.0750    17-May-99    20-May-99
        1,000                37.0750    17-May-99    20-May-99
        1,000                37.0750    17-May-99    20-May-99
                    1,000    37.2500    17-May-99    20-May-99
        1,000                37.0750    17-May-99    20-May-99
        1,000                37.0750    17-May-99    20-May-99
        1,000                37.0750    17-May-99    20-May-99
                      100    37.5000    17-May-99    20-May-99
        1,000                37.0000    17-May-99    20-May-99
                    1,000    37.2500    17-May-99    20-May-99
                    2,000    37.2500    17-May-99    20-May-99
        2,000                37.2500    18-May-99    21-May-99
          500                36.7500    18-May-99    21-May-99
        2,500                37.2500    18-May-99    21-May-99
        2,500                37.2500    19-May-99    24-May-99
                      100    38.2500    19-May-99    24-May-99
                      317    38.2500    19-May-99    24-May-99
                    1,000    38.3750    20-May-99    25-May-99
                    1,000    38.2500    20-May-99    25-May-99
                    1,000    38.3125    20-May-99    25-May-99
          500                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        3,750                39.0210    11-May-99    14-May-99
        1,250                39.0210    11-May-99    14-May-99
        2,000                39.0210    11-May-99    14-May-99
          300                39.0210    11-May-99    14-May-99
          300                39.0210    11-May-99    14-May-99
          300                39.0210    11-May-99    14-May-99
        2,000                39.0210    11-May-99    14-May-99
                    2,000    37.0750    17-May-99    20-May-99
        1,000                39.0210    11-May-99    14-May-99
                    1,000    37.0750    17-May-99    20-May-99
        1,000                39.0210    11-May-99    14-May-99
                    1,000    37.0750    17-May-99    20-May-99
        1,000                39.0210    11-May-99    14-May-99
                    1,000    37.0750    17-May-99    20-May-99
        2,000                39.0210    11-May-99    14-May-99
                    2,000    37.0750    17-May-99    20-May-99
        2,000                39.0210    11-May-99    14-May-99
                    2,000    37.0750    17-May-99    20-May-99
        1,000                39.0210    11-May-99    14-May-99



                              Page 28 of 44 pages

      Purchases     Sales     Price     Trade Date   Settlement Date
-------------------------------------------------------------------------------
                    1,000    37.0750    17-May-99    20-May-99
        1,000                39.0210    11-May-99    14-May-99
                    1,000    37.0750    17-May-99    20-May-99
          500                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,500                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        2,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
       10,000                39.0210    11-May-99    14-May-99
       10,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
          900                39.0210    11-May-99    14-May-99
        1,250                39.0210    11-May-99    14-May-99
        1,600                39.0210    11-May-99    14-May-99
        1,600                39.0210    11-May-99    14-May-99
        1,600                39.0210    11-May-99    14-May-99
        2,000                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
        1,500                39.0210    11-May-99    14-May-99
        2,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
        2,000                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
        2,000                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99



                              Page 29 of 44 pages

      Purchases     Sales     Price     Trade Date   Settlement Date
-------------------------------------------------------------------------------
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
        5,000                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
          500                39.0210    11-May-99    14-May-99
        1,250                39.0210    11-May-99    14-May-99
        2,000                39.0210    11-May-99    14-May-99
                  104,995    37.8500    11-May-99    14-May-99
                   41,740    37.8500    11-May-99    14-May-99
                    3,870    37.8500    11-May-99    14-May-99
                   11,265    37.8500    11-May-99    14-May-99
                    5,470    37.8500    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        2,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        2,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99
        1,000                39.0210    11-May-99    14-May-99


                               Page 30 of 44 pages

                                  SCHEDULE IV-B
                                  -------------
                                iXOS Software AG
                             Bearer Ordinary Shares

       Purchases     Sales      Price     Trade Date   Settlement Date
-------------------------------------------------------------------------------
           39                  222.0000    15-Mar-99     17-Mar-99
           40                  229.1000    16-Mar-99     18-Mar-99
                       30      229.5000    16-Mar-99     18-Mar-99
          260                  229.1000    16-Mar-99     18-Mar-99
                      100      221.0000    17-Mar-99     19-Mar-99
          300                  225.0000    17-Mar-99     19-Mar-99
                      100      221.0000    17-Mar-99     19-Mar-99
                      529      221.5000    17-Mar-99     19-Mar-99
                       40      225.0000    25-Mar-99     29-Mar-99
           79                  226.0000    29-Mar-99     31-Mar-99
          200                  240.0000     6-Apr-99      8-Apr-99
          400                  240.0000     6-Apr-99      8-Apr-99
           25                  239.0000     6-Apr-99      8-Apr-99
          200                  240.0000     6-Apr-99      8-Apr-99
          100                  238.0000     6-Apr-99      8-Apr-99
                    1,453      240.0000     6-Apr-99      8-Apr-99
          100                  234.0000     6-Apr-99      8-Apr-99
                       36      240.0000     6-Apr-99      8-Apr-99
          100                  239.0000     6-Apr-99      8-Apr-99
           10                  235.0000     6-Apr-99      8-Apr-99
                      100      239.0000     6-Apr-99      8-Apr-99
                      100      235.0000     6-Apr-99      8-Apr-99
          100                  239.0000     6-Apr-99      8-Apr-99
           10                  240.0000     6-Apr-99      8-Apr-99
           65                  239.0000     6-Apr-99      8-Apr-99
                       90      237.5000     7-Apr-99      9-Apr-99
                      100      239.0000     7-Apr-99      9-Apr-99
                      130      239.0000     7-Apr-99      9-Apr-99
                      100      230.0000     8-Apr-99     12-Apr-99
                      200      235.0000     8-Apr-99     12-Apr-99
                      200      230.0000     8-Apr-99     12-Apr-99
                      100      234.0000     8-Apr-99     12-Apr-99
                       60      232.0000     8-Apr-99     12-Apr-99
                      620      230.9700     9-Apr-99     13-Apr-99
          200                  228.2000    13-Apr-99     15-Apr-99
          100                  228.2000    13-Apr-99     15-Apr-99
                      100      228.0000    13-Apr-99     15-Apr-99
                      100      228.0000    13-Apr-99     15-Apr-99
                        7      227.0000    15-Apr-99     19-Apr-99
                      100      228.0000    15-Apr-99     19-Apr-99



                              Page 31 of 44 pages

       Purchases     Sales      Price     Trade Date   Settlement Date
-------------------------------------------------------------------------------
                       50      228.0000    15-Apr-99     19-Apr-99
                      100      228.0000    15-Apr-99     19-Apr-99
                      100      226.0000    15-Apr-99     19-Apr-99
                      100      227.8000    15-Apr-99     19-Apr-99
                       18      226.5000    16-Apr-99     20-Apr-99
                       71      225.0000    19-Apr-99     21-Apr-99
                      100      225.1200    19-Apr-99     21-Apr-99
          100                  191.3600    28-Apr-99     30-Apr-99
                       54      199.0000    28-Apr-99     30-Apr-99
           54                  193.3300    28-Apr-99     30-Apr-99
                      100      195.0000    28-Apr-99     30-Apr-99
                      100      195.5800     4-May-99      6-May-99
          100                  200.0000     4-May-99      6-May-99
           70                  196.2700     5-May-99      7-May-99
                       70      197.8000     5-May-99      7-May-99
            5                  198.0000     6-May-99     10-May-99
          270                  198.0000     6-May-99     10-May-99
                      500      199.0000     6-May-99      6-May-99
          210                  198.0000     6-May-99     10-May-99
          200                  198.1000     6-May-99     10-May-99
          500                  199.0000     6-May-99     10-May-99
          200                  198.0000     6-May-99     10-May-99
            5                  198.0000     6-May-99     10-May-99
                      900      198.5000     6-May-99     10-May-99
           80                  198.0000     6-May-99     10-May-99
        1,000                  195.0000     7-May-99     11-May-99
          500                  195.5000     7-May-99     11-May-99
          300                  198.0000     7-May-99     11-May-99
          205                  195.5000     7-May-99     11-May-99
          300                  197.5000     7-May-99     11-May-99
                    4,100      196.9095     7-May-99     11-May-99
          500                  196.0000     7-May-99     11-May-99
          200                  198.0000     7-May-99     11-May-99
           25                  197.5000     7-May-99     11-May-99
          300                  197.5000     7-May-99     11-May-99
          300                  194.0000     7-May-99     11-May-99
          500                  197.0000     7-May-99     11-May-99
          200                  197.5000     7-May-99     11-May-99
                      200      182.0000    10-May-99     12-May-99
                       10      181.3200    10-May-99     12-May-99
           10                  180.0000    10-May-99     12-May-99
                      100      182.0000    10-May-99     12-May-99
          700                  181.5000    12-May-99     17-May-99
          200                  181.0000    12-May-99     17-May-99
          450                  180.6500    12-May-99     17-May-99
                      250      182.3640    12-May-99     18-May-99
          200                  182.0000    12-May-99     17-May-99
           50                  182.0000    12-May-99     17-May-99
                   30,150      181.9500    12-May-99     17-May-99
        2,500                  182.0000    12-May-99     17-May-99



                              Page 32 of 44 pages

       Purchases     Sales      Price     Trade Date   Settlement Date
-------------------------------------------------------------------------------
        1,000                  182.0000    12-May-99     17-May-99
          100                  182.0000    12-May-99     17-May-99
        4,000                  182.0000    12-May-99     17-May-99
          200                  182.0000    12-May-99     17-May-99
          200                  181.0000    12-May-99     17-May-99
          100                  181.5000    12-May-99     17-May-99
        1,000                  182.0000    12-May-99     17-May-99
          200                  182.0000    12-May-99     17-May-99
           50                  180.6500    12-May-99     17-May-99
          200                  182.0000    12-May-99     17-May-99
                       50      183.0000    12-May-99     17-May-99
          500                  181.5000    12-May-99     17-May-99
                      500      182.4368    12-May-99     18-May-99
          200                  181.5000    12-May-99     17-May-99
        1,000                  180.0000    12-May-99     17-May-99
          200                  182.0000    12-May-99     17-May-99
          200                  182.0000    12-May-99     17-May-99
          200                  180.5000    12-May-99     17-May-99
        1,000                  182.0000    12-May-99     17-May-99
        1,000                  182.0000    12-May-99     17-May-99
                      300      182.5000    12-May-99     17-May-99
          200                  182.0000    12-May-99     17-May-99
           20                  182.0000    12-May-99     17-May-99
          300                  182.0000    12-May-99     17-May-99
        2,000                  182.0000    12-May-99     17-May-99
        2,000                  182.0000    12-May-99     17-May-99
                      300      182.4368    12-May-99     18-May-99
          200                  182.0000    12-May-99     17-May-99
                    2,000      180.5000    12-May-99     17-May-99
                    3,100      182.2000    12-May-99     17-May-99
          200                  182.0000    12-May-99     17-May-99
          158                  182.0000    12-May-99     17-May-99
          500                  181.0000    12-May-99     17-May-99
          300                  182.0000    12-May-99     17-May-99
          200                  182.0000    12-May-99     17-May-99
        1,000                  182.0000    12-May-99     17-May-99
          400                  180.5000    12-May-99     17-May-99
          500                  181.0000    12-May-99     17-May-99
        1,000                  182.0000    12-May-99     17-May-99
        1,000                  182.0000    12-May-99     17-May-99
          700                  182.0000    12-May-99     17-May-99
                       50      182.5000    12-May-99     17-May-99
          500                  181.0000    12-May-99     17-May-99
          150                  182.0000    12-May-99     17-May-99
                      250      182.4000    12-May-99     17-May-99
        5,000                  182.0000    12-May-99     17-May-99
                      300      182.0000    12-May-99     17-May-99
          200                  182.0000    12-May-99     17-May-99
        1,000                  182.0000    14-May-99     18-May-99
          985                  181.5000    14-May-99     18-May-99



                              Page 33 of 44 pages

       Purchases     Sales      Price     Trade Date   Settlement Date
-------------------------------------------------------------------------------
            4                  182.0000    14-May-99     18-May-99
          100                  182.0000    14-May-99     18-May-99
           26                  182.0000    14-May-99     18-May-99
          200                  182.0000    14-May-99     18-May-99
        1,000                  180.0000    14-May-99     18-May-99
                        4      182.9000    14-May-99     18-May-99
        4,000                  182.0000    14-May-99     18-May-99
          200                  182.0000    14-May-99     18-May-99
            5                  181.5000    14-May-99     18-May-99
          274                  182.0000    14-May-99     18-May-99
          500                  178.0000    14-May-99     18-May-99
        1,500                  180.0000    14-May-99     18-May-99
                   10,300      181.6500    14-May-99     14-May-99
           10                  181.5000    14-May-99     18-May-99
                    3,238      182.0000    14-May-99     18-May-99
          500                  181.0000    14-May-99     18-May-99
          200                  182.0000    14-May-99     18-May-99
        1,000                  179.0000    17-May-99     19-May-99
          500                  180.5000    17-May-99     19-May-99
          500                  180.0000    17-May-99     19-May-99
          200                  180.0000    17-May-99     19-May-99
                      400      180.0000    17-May-99     19-May-99
            4                  180.0000    17-May-99     19-May-99
            5                  180.0000    17-May-99     19-May-99
          500                  180.0000    17-May-99     19-May-99
          500                  178.0000    17-May-99     19-May-99
           50                  180.0000    17-May-99     19-May-99
                    1,600      181.7200    17-May-99     17-May-99
          250                  182.0000    17-May-99     19-May-99
        1,000                  178.0000    17-May-99     19-May-99
           50                  182.0000    17-May-99     19-May-99
                    3,000      179.5000    17-May-99     19-May-99
           44                  181.0000    17-May-99     19-May-99
           50                  179.0000    17-May-99     19-May-99
          350                  176.5000    18-May-99     20-May-99
        2,700                  181.5000    18-May-99     20-May-99
                    7,500      181.4500    18-May-99     18-May-99
                    2,633      181.5000    18-May-99     20-May-99
                      200      182.0000    18-May-99     20-May-99
          200                  179.9000    18-May-99     20-May-99
                      200      181.8000    18-May-99     20-May-99
        2,500                  178.0000    18-May-99     20-May-99
                      200      181.8000    18-May-99     20-May-99
                      200      180.0000    18-May-99     20-May-99
          300                  175.0000    18-May-99     20-May-99
          150                  182.0000    18-May-99     20-May-99
          300                  176.0000    18-May-99     20-May-99
        1,200                  179.3160    18-May-99     21-May-99
          300                  176.0000    18-May-99     20-May-99
          100                  181.0000    19-May-99     21-May-99



                              Page 34 of 44 pages

       Purchases     Sales      Price     Trade Date   Settlement Date
-------------------------------------------------------------------------------
          200                  178.5000    19-May-99     21-May-99
           35                  178.0000    19-May-99     21-May-99
          120                  181.0000    19-May-99     21-May-99
                      650      181.0000    19-May-99     21-May-99
                        5      181.9000    19-May-99     21-May-99
          200                  181.0000    19-May-99     21-May-99
          112                  182.0000    20-May-99     25-May-99
          200                  182.0000    20-May-99     25-May-99
                    1,116      179.0000    20-May-99     25-May-99
          500                  179.0000    20-May-99     25-May-99
                      100      175.0000    21-May-99     26-May-99
        2,000                  174.3447    21-May-99     27-May-99
                      150      178.0000    21-May-99     26-May-99
            2                  176.0000    21-May-99     26-May-99
                      200      175.0000    21-May-99     26-May-99
                      200      177.0000    21-May-99     26-May-99
                       25      176.5000    21-May-99     26-May-99
                      200      177.0000    21-May-99     26-May-99
                      644      179.0000    21-May-99     26-May-99
                      200      175.0000    21-May-99     26-May-99
                       25      176.5000    21-May-99     26-May-99
                       20      178.0000    21-May-99     26-May-99
                      500      179.0000    21-May-99     26-May-99
                      200      178.0000    21-May-99     26-May-99
          200                  179.0000    21-May-99     26-May-99
                      200      179.0000    21-May-99     26-May-99
                      225      176.5000    21-May-99     26-May-99
                      200      179.0000    21-May-99     26-May-99
        2,000                  174.1459    21-May-99     27-May-99
                      200      178.0000    21-May-99     26-May-99
          100                  180.0000    21-May-99     26-May-99
                       25      176.5000    21-May-99     26-May-99
          500                  179.0000    21-May-99     26-May-99
                      100      177.0000    21-May-99     26-May-99
                    1,000      240.2000     6-Apr-99      8-Apr-99
        1,000                  240.2000     6-Apr-99      8-Apr-99
                       20      230.0000     9-Apr-99     14-Apr-99
           20                  230.0000     9-Apr-99     14-Apr-99
                      900      198.5000     6-May-99     10-May-99
          900                  198.5000     6-May-99     10-May-99
        4,100                  196.9095     7-May-99     11-May-99
                    4,100      196.9105     7-May-99     11-May-99
                    1,060      182.3700    11-May-99     14-May-99
        1,060                  182.3700    11-May-99     14-May-99
                      250      182.3640    12-May-99     18-May-99
          250                  182.3640    12-May-99     18-May-99
                    3,000      179.5000    17-May-99     19-May-99
        3,000                  179.5000    17-May-99     19-May-99
                    1,200      179.3160    18-May-99     21-May-99
        1,200                  179.3160    18-May-99     21-May-99



                              Page 35 of 44 pages

       Purchases     Sales      Price     Trade Date   Settlement Date
-------------------------------------------------------------------------------
          500                  230.0000    18-Mar-99     22-Mar-99
          100                  230.0000    18-Mar-99     22-Mar-99
                    1,090      230.5520    18-Mar-99     23-Mar-99
          100                  230.0000    18-Mar-99     22-Mar-99
          300                  230.0000    18-Mar-99     22-Mar-99
           90                  230.0000    18-Mar-99     22-Mar-99
                    1,210      239.5736    19-Mar-99     24-Mar-99
          400                  239.0000    19-Mar-99     23-Mar-99
           10                  239.0000    19-Mar-99     23-Mar-99
          500                  239.0000    19-Mar-99     23-Mar-99
          100                  239.0000    19-Mar-99     23-Mar-99
          200                  239.0000    19-Mar-99     23-Mar-99
                    1,500      230.5520    23-Mar-99     26-Mar-99
          500                  230.0000    23-Mar-99     25-Mar-99
        1,000                  230.0000    23-Mar-99     25-Mar-99
           24                  219.0000    24-Mar-99     26-Mar-99
          600                  225.0000    24-Mar-99     26-Mar-99
                    2,120      222.7934    24-Mar-99     29-Mar-99
          146                  225.0000    24-Mar-99     26-Mar-99
          300                  220.0000    24-Mar-99     26-Mar-99
          100                  225.0000    24-Mar-99     26-Mar-99
           54                  225.0000    24-Mar-99     26-Mar-99
          400                  220.0000    24-Mar-99     26-Mar-99
          300                  220.0000    24-Mar-99     26-Mar-99
           55                  225.0000    24-Mar-99     26-Mar-99
            7                  220.0000    24-Mar-99     26-Mar-99
          100                  220.0000    24-Mar-99     26-Mar-99
           34                  219.0000    24-Mar-99     26-Mar-99
           62                  225.0000    25-Mar-99     29-Mar-99
           40                  225.0000    25-Mar-99     29-Mar-99
                      102      225.5400    25-Mar-99     30-Mar-99
                      216      225.5400    26-Mar-99     31-Mar-99
           60                  225.0000    26-Mar-99     30-Mar-99
           50                  225.0000    26-Mar-99     30-Mar-99
           50                  225.0000    26-Mar-99     30-Mar-99
           56                  225.0000    26-Mar-99     30-Mar-99
          300                  235.0000    30-Mar-99      1-Apr-99
           58                  235.0000    30-Mar-99      1-Apr-99
           50                  235.0000    30-Mar-99      1-Apr-99
          100                  235.0000    30-Mar-99      1-Apr-99
           42                  235.0000    30-Mar-99      1-Apr-99
                      610      235.5640    30-Mar-99      6-Apr-99
           60                  235.0000    30-Mar-99      1-Apr-99
          100                  235.0000    31-Mar-99      6-Apr-99
          200                  235.0000    31-Mar-99      6-Apr-99
            9                  232.0000    31-Mar-99      6-Apr-99
          100                  233.0000    31-Mar-99      6-Apr-99
          100                  235.0000    31-Mar-99      6-Apr-99
          100                  234.0000    31-Mar-99      6-Apr-99
          100                  235.0000    31-Mar-99      6-Apr-99



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
       Purchases     Sales      Price     Trade Date   Settlement Date
-------------------------------------------------------------------------------
           40                  234.0000    31-Mar-99      6-Apr-99
           31                  234.0000    31-Mar-99      6-Apr-99
          100                  234.0000    31-Mar-99      6-Apr-99
          147                  235.0000    31-Mar-99      6-Apr-99
           20                  233.0000    31-Mar-99      6-Apr-99
           69                  234.0000    31-Mar-99      6-Apr-99
           10                  234.0000    31-Mar-99      6-Apr-99
           50                  235.0000    31-Mar-99      6-Apr-99
                    1,196      235.0127    31-Mar-99      7-Apr-99
           20                  232.0000    31-Mar-99      6-Apr-99
                      562      225.5400     1-Apr-99      8-Apr-99
           10                  225.0000     1-Apr-99      7-Apr-99
            2                  225.0000     1-Apr-99      7-Apr-99
          550                  225.0000     1-Apr-99      7-Apr-99
                      400      240.0000     6-Apr-99      8-Apr-99
                      100      240.0000     6-Apr-99      8-Apr-99
          200                  240.0000     6-Apr-99      8-Apr-99
        1,453                  240.0000     6-Apr-99      8-Apr-99
                       10      240.0000     6-Apr-99      8-Apr-99
                      200      240.0000     6-Apr-99      8-Apr-99
           41                  240.0000     6-Apr-99      8-Apr-99
                      400      240.0000     6-Apr-99      8-Apr-99
          400                  240.0000     6-Apr-99      8-Apr-99
                      200      240.0000     6-Apr-99      8-Apr-99
           10                  240.0000     6-Apr-99      8-Apr-99
                      200      240.0000     6-Apr-99      8-Apr-99
                      100      245.0000     6-Apr-99      8-Apr-99
        1,000                  240.2000     6-Apr-99      8-Apr-99
           36                  240.0000     6-Apr-99      8-Apr-99
                      100      245.0000     6-Apr-99      8-Apr-99
                    1,394      240.2953     6-Apr-99      9-Apr-99
                       36      236.0000     6-Apr-99      8-Apr-99
                       20      230.0000     9-Apr-99     13-Apr-99
           20                  230.0000     9-Apr-99     14-Apr-99
          620                  230.9700     9-Apr-99     13-Apr-99
                      620      230.9700     9-Apr-99     13-Apr-99
          100                  228.0000    14-Apr-99     16-Apr-99
                      100      228.0000    14-Apr-99     19-Apr-99
          800                  195.9703    20-Apr-99     23-Apr-99
          100                  209.6000    20-Apr-99     22-Apr-99
                      200      202.5000    20-Apr-99     22-Apr-99
                      800      196.5600    20-Apr-99     22-Apr-99
          100                  213.2700    20-Apr-99     22-Apr-99
                      100      198.5000    21-Apr-99     23-Apr-99
           30                  200.0000    21-Apr-99     23-Apr-99
           12                  203.0000    21-Apr-99     23-Apr-99
          100                  200.0000    21-Apr-99     23-Apr-99
                       30      200.3900    21-Apr-99     23-Apr-99
                       12      202.4300    21-Apr-99     23-Apr-99
          500                  204.0000    22-Apr-99     26-Apr-99



                              Page 37 of 44 pages
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
       Purchases     Sales      Price     Trade Date   Settlement Date
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
          400                  203.0000    22-Apr-99     26-Apr-99
                      900      207.0557    22-Apr-99     27-Apr-99
          300                  206.0000    23-Apr-99     27-Apr-99
          131                  205.0000    23-Apr-99     27-Apr-99
           20                  205.0000    23-Apr-99     27-Apr-99
          200                  205.0000    23-Apr-99     27-Apr-99
          100                  206.0000    23-Apr-99     27-Apr-99
          200                  206.0000    23-Apr-99     27-Apr-99
                      951      206.1235    23-Apr-99     28-Apr-99
          100                  211.0000    26-Apr-99     28-Apr-99
          100                  215.0000    26-Apr-99     28-Apr-99
                    1,297      214.3632    26-Apr-99     29-Apr-99
          100                  216.0000    26-Apr-99     28-Apr-99
           30                  215.0000    26-Apr-99     28-Apr-99
           15                  215.0000    26-Apr-99     28-Apr-99
          300                  212.5000    26-Apr-99     28-Apr-99
           55                  215.0000    26-Apr-99     28-Apr-99
          100                  214.5000    26-Apr-99     28-Apr-99
           47                  212.0000    26-Apr-99     28-Apr-99
          100                  216.0000    26-Apr-99     28-Apr-99
          100                  211.0000    26-Apr-99     28-Apr-99
          100                  214.0000    26-Apr-99     28-Apr-99
          150                  216.0000    26-Apr-99     28-Apr-99
          100                  220.0000    27-Apr-99     29-Apr-99
                      100      216.1600    27-Apr-99     29-Apr-99
          100                  195.5800    30-Apr-99      4-May-99
                      100      195.0000    30-Apr-99      4-May-99
                      500      199.4975     6-May-99     11-May-99
          500                  199.0000     6-May-99      6-May-99
                    1,060      182.3700    11-May-99     14-May-99
           44                  180.0000    11-May-99     14-May-99
          500                  182.0000    11-May-99     14-May-99
           16                  182.0000    11-May-99     14-May-99
          500                  182.0000    11-May-99     14-May-99
          100                  180.0000    21-May-99     26-May-99
                      100      180.0000    21-May-99     26-May-99
          100                  228.0000    14-Apr-99     19-Apr-99
          100                  226.0000    15-Apr-99     19-Apr-99
                    1,090      230.5520    18-Mar-99     23-Mar-99
        1,090                  230.5520    18-Mar-99     23-Mar-99
                    1,210      239.5736    19-Mar-99     24-Mar-99
        1,210                  239.5736    19-Mar-99     24-Mar-99
        1,500                  230.5520    23-Mar-99     26-Mar-99
                    1,500      230.5520    23-Mar-99     26-Mar-99
        2,120                  222.7934    24-Mar-99     29-Mar-99
                    2,120      222.7934    24-Mar-99     29-Mar-99
                      102      225.5400    25-Mar-99     30-Mar-99
          102                  225.5400    25-Mar-99     30-Mar-99
                      216      225.5400    26-Mar-99     31-Mar-99
          216                  225.5400    26-Mar-99     31-Mar-99



                              Page 38 of 44 pages
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
       Purchases     Sales      Price     Trade Date   Settlement Date
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
          610                  235.5640    30-Mar-99      6-Apr-99
                      610      235.5640    30-Mar-99      6-Apr-99
        1,196                  235.0127    31-Mar-99      7-Apr-99
                    1,196      235.0127    31-Mar-99      7-Apr-99
                      562      225.5400     1-Apr-99      8-Apr-99
          562                  225.5400     1-Apr-99      8-Apr-99
        1,394                  240.2953     6-Apr-99      9-Apr-99
                    1,394      240.2953     6-Apr-99      9-Apr-99
          100                  228.0000    14-Apr-99     19-Apr-99
                      100      228.0000    14-Apr-99     19-Apr-99
                      800      195.9703    20-Apr-99     23-Apr-99
          800                  195.9703    20-Apr-99     23-Apr-99
          900                  207.0557    22-Apr-99     27-Apr-99
                      900      207.0557    22-Apr-99     27-Apr-99
          951                  206.1235    23-Apr-99     28-Apr-99
                      951      206.1235    23-Apr-99     28-Apr-99
                    1,297      214.3632    26-Apr-99     29-Apr-99
        1,297                  214.3632    26-Apr-99     29-Apr-99
          500                  199.4975     6-May-99     11-May-99
                      500      199.4975     6-May-99     11-May-99
                      500      182.4368    12-May-99     18-May-99
          300                  182.4368    12-May-99     18-May-99
                      300      182.4368    12-May-99     18-May-99
          500                  182.4368    12-May-99     18-May-99
        2,000                  174.3447    21-May-99     27-May-99
                    2,000      174.3447    21-May-99     27-May-99
                    2,000      174.1459    21-May-99     27-May-99
        2,000                  174.1459    21-May-99     27-May-99
                       39      222.0000    15-Mar-99     17-Mar-99
           30                  229.5000    16-Mar-99     18-Mar-99
                       40      229.1000    16-Mar-99     18-Mar-99
                      260      229.1000    16-Mar-99     18-Mar-99
          100                  221.0000    17-Mar-99     19-Mar-99
          529                  221.5000    17-Mar-99     19-Mar-99
                      300      225.0000    17-Mar-99     19-Mar-99
          100                  221.0000    17-Mar-99     19-Mar-99
                       79      226.0000    29-Mar-99     31-Mar-99
                      100      239.0000     6-Apr-99      8-Apr-99
          100                  235.0000     6-Apr-99      8-Apr-99
                      100      239.0000     6-Apr-99      8-Apr-99
          100                  239.0000     6-Apr-99      8-Apr-99
                      100      234.0000     6-Apr-99      8-Apr-99
                       65      239.0000     6-Apr-99      8-Apr-99
                       25      239.0000     6-Apr-99      8-Apr-99
                      100      238.0000     6-Apr-99      8-Apr-99
                       10      235.0000     6-Apr-99      8-Apr-99
          130                  239.0000     7-Apr-99      9-Apr-99
           90                  237.5000     7-Apr-99      9-Apr-99
          100                  239.0000     7-Apr-99      9-Apr-99
          200                  230.0000     8-Apr-99     12-Apr-99



                              Page 39 of 44 pages
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
       Purchases     Sales      Price     Trade Date   Settlement Date
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
           60                  232.0000     8-Apr-99     12-Apr-99
          200                  235.0000     8-Apr-99     12-Apr-99
          100                  230.0000     8-Apr-99     12-Apr-99
          100                  234.0000     8-Apr-99     12-Apr-99
                      100      228.2000    13-Apr-99     15-Apr-99
          100                  228.0000    13-Apr-99     15-Apr-99
                      200      228.2000    13-Apr-99     15-Apr-99
          100                  228.0000    13-Apr-99     15-Apr-99
           50                  228.0000    15-Apr-99     19-Apr-99
          100                  227.8000    15-Apr-99     19-Apr-99
          100                  228.0000    15-Apr-99     19-Apr-99
            7                  227.0000    15-Apr-99     19-Apr-99
          100                  228.0000    15-Apr-99     19-Apr-99
           18                  226.5000    16-Apr-99     20-Apr-99
           71                  225.0000    19-Apr-99     21-Apr-99
          100                  225.1200    19-Apr-99     21-Apr-99
          100                  195.0000    28-Apr-99     30-Apr-99
           54                  199.0000    28-Apr-99     30-Apr-99
                      100      191.3600    28-Apr-99     30-Apr-99
                       54      193.3300    28-Apr-99     30-Apr-99
          100                  195.5800     4-May-99      6-May-99
                      100      200.0000     4-May-99      6-May-99
                       70      196.2700     5-May-99      7-May-99
           70                  197.8000     5-May-99      7-May-99
                        5      198.0000     6-May-99     10-May-99
                      270      198.0000     6-May-99     10-May-99
                      200      198.1000     6-May-99     10-May-99
                      200      198.0000     6-May-99     10-May-99
                      210      198.0000     6-May-99     10-May-99
                        5      198.0000     6-May-99     10-May-99
                      500      199.0000     6-May-99     10-May-99
                       80      198.0000     6-May-99     10-May-99
                      300      197.5000     7-May-99     11-May-99
                      300      198.0000     7-May-99     11-May-99
                      300      197.5000     7-May-99     11-May-99
                       25      197.5000     7-May-99     11-May-99
                      205      195.5000     7-May-99     11-May-99
                      200      198.0000     7-May-99     11-May-99
                      500      197.0000     7-May-99     11-May-99
                      500      196.0000     7-May-99     11-May-99
                      200      197.5000     7-May-99     11-May-99
                      300      194.0000     7-May-99     11-May-99
                      500      195.5000     7-May-99     11-May-99
                    1,000      195.0000     7-May-99     11-May-99
          100                  182.0000    10-May-99     12-May-99
                       10      180.0000    10-May-99     12-May-99
          200                  182.0000    10-May-99     12-May-99



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
       Purchases     Sales      Price     Trade Date   Settlement Date
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
           10                  181.3200    10-May-99     12-May-99
                      200      182.0000    12-May-99     17-May-99
                    1,000      182.0000    12-May-99     17-May-99
                      200      181.0000    12-May-99     17-May-99
                       50      182.0000    12-May-99     17-May-99
                      100      182.0000    12-May-99     17-May-99
                      200      182.0000    12-May-99     17-May-99
                      500      181.0000    12-May-99     17-May-99
                      200      181.0000    12-May-99     17-May-99
                    4,000      182.0000    12-May-99     17-May-99
                       20      182.0000    12-May-99     17-May-99
                    5,000      182.0000    12-May-99     17-May-99
        3,100                  182.2000    12-May-99     17-May-99
                      200      182.0000    12-May-99     17-May-99
                    1,000      182.0000    12-May-99     17-May-99
                      700      182.0000    12-May-99     17-May-99
                      200      182.0000    12-May-99     17-May-99
                      700      181.5000    12-May-99     17-May-99
                      150      182.0000    12-May-99     17-May-99
                      100      181.5000    12-May-99     17-May-99
                      200      182.0000    12-May-99     17-May-99
          300                  182.5000    12-May-99     17-May-99
                      200      182.0000    12-May-99     17-May-99
                      500      181.5000    12-May-99     17-May-99
                      200      182.0000    12-May-99     17-May-99
                    1,000      182.0000    12-May-99     17-May-99
                      300      182.0000    12-May-99     17-May-99
                      400      180.5000    12-May-99     17-May-99
                    1,000      182.0000    12-May-99     17-May-99
                      158      182.0000    12-May-99     17-May-99
                      500      181.0000    12-May-99     17-May-99
                      200      180.5000    12-May-99     17-May-99
                    1,000      182.0000    12-May-99     17-May-99
                      200      182.0000    12-May-99     17-May-99
                      200      182.0000    12-May-99     17-May-99
                    1,000      182.0000    12-May-99     17-May-99
                      450      180.6500    12-May-99     17-May-99
          300                  182.0000    12-May-99     17-May-99
                      200      182.0000    12-May-99     17-May-99
           50                  182.5000    12-May-99     17-May-99
                    1,000      180.0000    12-May-99     17-May-99
                    2,000      182.0000    12-May-99     17-May-99
                      200      182.0000    12-May-99     17-May-99
                    2,500      182.0000    12-May-99     17-May-99
                      200      181.5000    12-May-99     17-May-99
        2,000                  180.5000    12-May-99     17-May-99
                    2,000      182.0000    12-May-99     17-May-99
          250                  182.4000    12-May-99     17-May-99
           50                  183.0000    12-May-99     17-May-99
                       50      180.6500    12-May-99     17-May-99



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       Purchases     Sales      Price     Trade Date   Settlement Date
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
                    1,000      182.0000    12-May-99     17-May-99
                      500      181.0000    12-May-99     17-May-99
                      300      182.0000    12-May-99     17-May-99
                    1,000      182.0000    14-May-99     18-May-99
                    1,500      180.0000    14-May-99     18-May-99
                       10      181.5000    14-May-99     18-May-99
                      985      181.5000    14-May-99     18-May-99
                      100      182.0000    14-May-99     18-May-99
                    1,000      180.0000    14-May-99     18-May-99
                    4,000      182.0000    14-May-99     18-May-99
                        4      182.0000    14-May-99     18-May-99
                      200      182.0000    14-May-99     18-May-99
                      500      181.0000    14-May-99     18-May-99
            4                  182.9000    14-May-99     18-May-99
                      200      182.0000    14-May-99     18-May-99
                       26      182.0000    14-May-99     18-May-99
        3,238                  182.0000    14-May-99     18-May-99
                      274      182.0000    14-May-99     18-May-99
                      500      178.0000    14-May-99     18-May-99
                        5      181.5000    14-May-99     18-May-99
                      200      182.0000    14-May-99     18-May-99
                      500      180.0000    17-May-99     19-May-99
          400                  180.0000    17-May-99     19-May-99
                    1,000      178.0000    17-May-99     19-May-99
                    1,000      179.0000    17-May-99     19-May-99
                        5      180.0000    17-May-99     19-May-99
                      250      182.0000    17-May-99     19-May-99
                      200      180.0000    17-May-99     19-May-99
                      500      180.0000    17-May-99     19-May-99
                        4      180.0000    17-May-99     19-May-99
                       50      180.0000    17-May-99     19-May-99
                       50      179.0000    17-May-99     19-May-99
                       44      181.0000    17-May-99     19-May-99
                       50      182.0000    17-May-99     19-May-99
                      500      180.5000    17-May-99     19-May-99
                      500      178.0000    17-May-99     19-May-99
          200                  181.8000    18-May-99     20-May-99
        2,633                  181.5000    18-May-99     20-May-99
          200                  180.0000    18-May-99     20-May-99
                      300      176.0000    18-May-99     20-May-99
          200                  182.0000    18-May-99     20-May-99
          200                  181.8000    18-May-99     20-May-99
                      300      176.0000    18-May-99     20-May-99
                    2,700      181.5000    18-May-99     20-May-99
                      150      182.0000    18-May-99     20-May-99
                    2,500      178.0000    18-May-99     20-May-99
                      350      176.5000    18-May-99     20-May-99
                      300      175.0000    18-May-99     20-May-99
                      200      179.9000    18-May-99     20-May-99
                      100      181.0000    19-May-99     21-May-99



                              Page 42 of 44 pages

       Purchases     Sales      Price     Trade Date   Settlement Date
-------------------------------------------------------------------------------
          650                  181.0000    19-May-99     21-May-99
                      200      181.0000    19-May-99     21-May-99
                      120      181.0000    19-May-99     21-May-99
            5                  181.9000    19-May-99     21-May-99
                      200      178.5000    19-May-99     21-May-99
                       35      178.0000    19-May-99     21-May-99
                      500      179.0000    20-May-99     25-May-99
                      200      182.0000    20-May-99     25-May-99
        1,116                  179.0000    20-May-99     25-May-99
                      112      182.0000    20-May-99     25-May-99
          200                  179.0000    21-May-99     26-May-99
                      100      180.0000    21-May-99     26-May-99
          200                  178.0000    21-May-99     26-May-99
           25                  176.5000    21-May-99     26-May-99
          200                  179.0000    21-May-99     26-May-99
          225                  176.5000    21-May-99     26-May-99
                        2      176.0000    21-May-99     26-May-99
          200                  177.0000    21-May-99     26-May-99
           20                  178.0000    21-May-99     26-May-99
          100                  175.0000    21-May-99     26-May-99
          200                  177.0000    21-May-99     26-May-99
          200                  175.0000    21-May-99     26-May-99
                      200      179.0000    21-May-99     26-May-99
          150                  178.0000    21-May-99     26-May-99
          500                  179.0000    21-May-99     26-May-99
          644                  179.0000    21-May-99     26-May-99
          200                  175.0000    21-May-99     26-May-99
          100                  177.0000    21-May-99     26-May-99
          200                  178.0000    21-May-99     26-May-99
           25                  176.5000    21-May-99     26-May-99
                      500      179.0000    21-May-99     26-May-99
           25                  176.5000    21-May-99     26-May-99
        1,000                  182.0000    11-May-99     14-May-99
        1,000                  182.0000    11-May-99     14-May-99
          250                  182.0000    11-May-99     14-May-99
          250                  182.0000    11-May-99     14-May-99
        1,500                  182.0000    11-May-99     14-May-99
                   87,338      172.0200    11-May-99     14-May-99
                   34,720      172.0200    11-May-99     14-May-99
                    3,222      172.0200    11-May-99     14-May-99
                    9,370      172.0200    11-May-99     14-May-99
                    4,550      172.0200    11-May-99     14-May-99
        6,000                  182.0000    11-May-99     14-May-99
        3,000                  182.0000    11-May-99     14-May-99
        6,000                  182.0000    11-May-99     14-May-99
        5,000                  182.0000    11-May-99     14-May-99
                    2,000      174.1459    21-May-99     27-May-99
        4,000                  182.0000    11-May-99     14-May-99
        4,000                  182.0000    11-May-99     14-May-99
        3,000                  182.0000    11-May-99     14-May-99



                              Page 43 of 44 pages

       Purchases     Sales      Price     Trade Date   Settlement Date
-------------------------------------------------------------------------------
        1,000                  182.0000    11-May-99     14-May-99
        1,000                  182.0000    11-May-99     14-May-99
          500                  182.0000    11-May-99     14-May-99
          500                  182.0000    11-May-99     14-May-99
        1,500                  182.0000    11-May-99     14-May-99
          500                  182.0000    11-May-99     14-May-99
        3,500                  182.0000    11-May-99     14-May-99
          300                  182.0000    11-May-99     14-May-99
          330                  182.0000    11-May-99     14-May-99
          730                  182.0000    11-May-99     14-May-99
          460                  182.0000    11-May-99     14-May-99
          890                  182.0000    11-May-99     14-May-99
          110                  182.0000    11-May-99     14-May-99
          110                  182.0000    11-May-99     14-May-99
          740                  182.0000    11-May-99     14-May-99
          370                  182.0000    11-May-99     14-May-99
          190                  182.0000    11-May-99     14-May-99
          110                  182.0000    11-May-99     14-May-99
          110                  182.0000    11-May-99     14-May-99
          250                  182.0000    11-May-99     14-May-99
          230                  182.0000    11-May-99     14-May-99
          170                  182.0000    11-May-99     14-May-99
          400                  182.0000    11-May-99     14-May-99
        1,420                  182.0000    11-May-99     14-May-99
          290                  182.0000    11-May-99     14-May-99
          830                  182.0000    11-May-99     14-May-99
          560                  182.0000    11-May-99     14-May-99
          880                  182.0000    11-May-99     14-May-99
        2,000                  182.0000    11-May-99     14-May-99
        2,000                  182.0000    11-May-99     14-May-99
           38                  182.0000    11-May-99     14-May-99
          135                  182.0000    11-May-99     14-May-99
           50                  182.0000    11-May-99     14-May-99
           38                  182.0000    11-May-99     14-May-99
           63                  182.0000    11-May-99     14-May-99
           38                  182.0000    11-May-99     14-May-99
           75                  182.0000    11-May-99     14-May-99
          163                  182.0000    11-May-99     14-May-99


                               Page 44 of 44 pages

                                                                  Exhibit (99.1)



                                iXOS SOFTWARE AG

                                       and

                            THE SELLING SHAREHOLDERS
                               LISTED ON EXHIBIT A

                                     - and -

                            GOLDMAN, SACHS & CO. oHG

                     and the other Underwriters named herein






                          GLOBAL UNDERWRITING AGREEMENT






                                   CONTENTS

Page

ARTICLE 1SALE OF FIRM SHARES        2

ARTICLE 2OPTIONAL SHARES   3

ARTICLE 3SHARE CERTIFICATES; DELIVERY AND CLEARING   3

ARTICLE 4PAYMENT AND DELIVERY; AMERICAN DEPOSITARY SHARES     4

ARTICLE 5THE OFFERING; SELLING TERMS        5

ARTICLE 6AWARRANTIES AND UNDERTAKINGS BY THE COMPANY 5

ARTICLE 6BWARRANTIES AND UNDERTAKINGS BY THE SELLING SHAREHOLDERS      14

ARTICLE 7WARRANTIES AND UNDERTAKINGS BY THE UNDERWRITERS      15

ARTICLE 8INDEMNITIES       15

ARTICLE 9FEES; COMMISSIONS; EXPENSES        19

ARTICLE 10CONDITIONS PRECEDENT AS TO FORCE MAJEURE   21

ARTICLE 11DEFAULT BY UNDERWRITER    24

ARTICLE 12COMMUNICATIONS   25

ARTICLE 13GOVERNING LAW AND JURISDICTION    26

ARTICLE 14MISCELLANEOUS    27

Annex ASpecific Provision Regarding International Distribution         29

Exhibit ASelling Shareholders       30




GLOBAL UNDERWRITING AGREEMENT dated May 11, 1999 among

(1)      iXOS SOFTWARE AG (the "Company"),

(2)      The SELLING SHAREHOLDERS listed on Exhibit A,

(3)      GOLDMAN, SACHS & CO. oHG (the "Global Coordinator"), and

(4) The FINANCIAL INSTITUTIONS set forth in Schedules I and II hereto (each an "Underwriter" and together with the Global Coordinator the "Underwriters").

RECITALS

(A) The Company is a stock corporation (Aktiengesellschaft) incorporated under the laws of the Federal Republic of Germany (the "Federal Republic") and registered under docket number HRB116846 with the commercial register (Handelsregister) of the Local Court in Munich (the "Commercial Register").

(B) As at the date hereof, the Share Capital (Grundkapital) of the Company is Deutsche Mark ("DM") 19,044,985. It is divided into 3,808,947 bearer ordinary shares, no par value ("Ordinary Shares") with an intrinsic value of DM 5 each ("Assumed Par Value") (collectively, the "Existing Shares").

(C) The Global Coordinator is managing an offering of the Firm Shares and the Optional Shares (in each case, as hereinafter defined, and, collectively, the Offer Shares) by the Underwriters (the "Global Offering").

(D) The Selling Shareholders desire to sell to the Underwriters and the Underwriters desire to purchase, an aggregate of 415,000 Existing Shares (the "Firm Shares") owned by the Selling Shareholders as provided herein and in the Offer Documents (as hereinafter defined).

(E) For purposes of the Global Offering, the Underwriters propose to form two regional syndicates (the "Regional Syndicates") covering the United States and Canada (the "United States Syndicate") and the Federal Republic and the rest of the world (the "International Syndicate"), the members of such Regional Syndicates being set forth in Schedules I and II hereto (the regions in which each Regional Syndicate will offer Ordinary Shares hereinafter collectively referred to as "Regions" or individually as a "Region").

(F) For purposes of the Global Offering, the Company has prepared, or proposes to prepare, a German securities sales prospectus (Verkaufsprospekt) (the "German Prospectus"), a U.S. Prospectus (as defined herein) and an international offering circular (the "International Prospectus") (collectively, including any preliminary versions thereof that have been published or distributed to prospective investors, the "Offer Documents").

(G) As of even date herewith, the Global Coordinator and the other Underwriters are entering into an agreement among underwriters (the "Agreement Among Underwriters"), providing for the coordination of their activities.


                                    ARTICLE 1
                               SALE OF FIRM SHARES

(1) Sale and Purchase. Subject to the terms and conditions set forth in this Agreement, each of the Selling Shareholders agrees to sell to the Underwriters the Firm Shares as set forth opposite his name in Exhibit A to this Agreement, and each of the Underwriters agrees, severally and not jointly, to purchase from the Selling Shareholders at the Offering Price, the number of Firm Shares to be set forth, collectively, opposite the name of such Underwriter under the heading "Firm Shares" in Schedules I and II hereto at the Offering Price of 182 per Firm Share. The number of Firm Shares which any particular Underwriter shall be required to purchase pursuant to this Agreement shall not exceed the maximum number set forth, collectively, opposite such Underwriter's name in Schedules I and II hereto, except to the extent that any Underwriter's underwriting commitment is increased pursuant to Article 2.

(2) Transfer of Rights. Each of the Underwriters, other than the Global Coordinator, may transfer its right to purchase the Firm Shares to the Global Coordinator, who, in such case, will purchase the Firm Shares for the account of the several Underwriters. In any such case, each Underwriter shall be obliged to purchase and sell the number of Firm Shares as described in Article 1(1) from the Global Coordinator. Any transfer of rights pursuant to this subsection will not alter the rights and obligations of the several Underwriters to the Selling Shareholders under this Agreement to purchase and sell the Firm Shares, nor will such rights and obligations be assumed by the Global Coordinator.

(3) Underwriters not Joint Debtors or Creditors. Each of the Underwriters shall acquire sole title to the Firm Shares purchased by it pursuant to this Agreement. The Underwriters shall be neither joint debtors nor joint creditors; there shall be no joint or fractional co-ownership in respect of Firm Shares among the several Underwriters.

(4) Selling Shareholders not Jointly Liable. The Selling Shareholders shall be liable under this Agreement only severally and not jointly.


                                    ARTICLE 2
                                 OPTIONAL SHARES


(1) Subject to the terms and conditions set forth in this Agreement, each of the Selling Shareholders hereby grant to the Underwriters the right to purchase at their election up to the number of additional Shares set forth opposite his name in Exhibit A hereto (the "Optional Shares" and together with the Firm Shares, the "Offer Shares"), at the purchase price per Share set forth in Article 1 (1) above, for the sole purpose of covering overallotments in the sale of the Firm Shares. Any such election to purchase Optional Shares may be exercised only by written notice from the Global Coordinator on behalf of the Underwriters to the Selling Shareholders, given within a period of 30 calendar days after the date of this Agreement and setting forth the aggregate number of Optional Shares to be purchased and the date on which such Optional Shares are to be delivered, as determined by the Global Coordinator.

(2) Underwriters not Joint Debtors or Creditors. The provisions of Article 1(3) apply, mutatis mutandis, to the purchase and sale of the Optional Shares.


                                    ARTICLE 3
                    SHARE CERTIFICATES; DELIVERY AND CLEARING

(1) Delivery of the Firm Shares. Each of the Selling Shareholders shall, no later than May 10, 1999, have delivered to the Global Coordinator, free and clear of all liens, encumbrances, equities or claims, such number of Firm Shares to be sold by him as set forth opposite his name in Exhibit A hereto.

(2) Delivery of the Firm Shares. The Firm Shares shall be delivered to the several Underwriters by the Global Coordinator by book entry transfer in DBC to deposit accounts with DBC as specified by each Underwriter in such amount as the Global Coordinator may designate.


                                    ARTICLE 4
                PAYMENT AND DELIVERY; AMERICAN DEPOSITARY SHARES

(1) (a) Offer Shares. Subject to the terms and conditions of this Agreement each of the Underwriters agrees to pay each of the Selling Shareholders the Offering Price for the number of Firm Shares set forth, collectively, opposite its name in Schedule I less a deduction for underwriting commission, in each case against the release of such Firm Shares to such Underwriter pursuant to Article 4(1). With effect as of the relevant Closing, the Global Coordinator, on behalf of the Underwriters, shall transfer the Offering Price for the number of Firm Shares, less a deduction for underwriting commission, to the respective accounts of the Selling Shareholders.

(b) Optional Shares. Subject to the terms and conditions of this Agreement each of the Underwriters agrees to pay each of the Selling Shareholders the Offering Price for the number of Optional Shares set forth, collectively, opposite its name in Schedule I less a deduction for underwriting commission, in each case against the release of such Optional Shares to such Underwriter pursuant to
Article 4(1). With effect as of the relevant Closing, the Global Coordinator, on behalf of the Underwriters, shall transfer the Offering Price for the number of Optional Shares, less a deduction for underwriting commission, to the respective accounts of the Selling Shareholders.

(2) American Depositary Shares

(a) With respect to all or a portion of the Firm Shares, the Global Coordinator, on behalf of the Underwriters, may elect to have ADSs representing such Firm Shares delivered and paid for hereunder in lieu of such Firm Shares. Notice of such election shall be given by the Global Coordinator to the Company and the Selling Shareholders at least 48 hours prior to each Closing. The Offering Price to be paid by the Underwriters for each ADS so delivered as a result of making such election shall be $39.021 per ADS and shall be paid in accordance with subsection (1) above;

(b) Each ADS will initially represent the right to receive one-fifth of an Offer Share pursuant to the terms and conditions of the Deposit Agreement;

(c) ADSs to be delivered to any Underwriter hereunder shall be delivered in definitive form, and in such authorized denominations and registered in such names as the Global Coordinator may request, by or on behalf of the Company to such Underwriter and, in the case of ADSs to be delivered through the facilities of DTC, registered in the name of a nominee of DTC, for the account of such Underwriter against U.S. Dollar payment by or on behalf of such Underwriter of the Offering Price therefor in accordance with subsection (1) above; and

(d) ADRs will be available for checking at least 24 hours prior to the relevant Closing with respect thereto at the office of DTC or its designated custodian.


                                    ARTICLE 5
                           THE OFFERING; SELLING TERMS

The Underwriters propose to offer the Offer Shares for sale to investors, as hereinafter set forth and as specified in the Offer Documents. The general selling terms set forth in Schedule III to this Agreement apply to the offer and sale of the Offer Shares in each Region. (1) The U.S. Offering. The Offer Shares purchased by the U.S. Syndicate will be publicly offered for sale to investors in the United States and privately offered for sale to institutional investors in Canada (collectively, the "U.S. Offering").

(2) The International Offering. The Offer Shares purchased by the International Syndicate will be publicly offered for sale to investors in the Federal Republic and privately offered for sale to institutional investors in the rest of the world. In addition to the provisions of this Agreement and Schedule III, the terms set out in Annex A apply to offers and sales of Offer Shares in the rest of the world.


                                   ARTICLE 6A
                   WARRANTIES AND UNDERTAKINGS BY THE COMPANY

(1) Warranties. The Company warrants, in the form of an independent guarantee and irrespective of negligence, to each of the Underwriters that:

(a) the Offer Documents comply, and any amendments or supplements to the Offer Documents will comply, with all legal requirements applicable in the Federal Republic and the United States and all applicable rules and regulations of any competent governmental or regulatory or stock exchange authority in the Federal Republic and the United States; the statements that are contained in the Offer Documents, or will be contained in any amendments or supplements thereto, as of their respective dates, are or will be in every material respect accurate and complete and not misleading; provided, that the foregoing warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by (i) an Underwriter through the Global Coordinator and (ii) a Selling Shareholder to the extent the information relates to such Selling Shareholder, expressly for use in any Offer Document;

(b) a registration statement on Form F-1 (File No. 333-10286) (the "Initial Registration Statement") in respect of the Offer Shares and ADSs has been filed with the Securities and Exchange Commission (the "Commission"); the Initial Registration Statement and any post-effective amendment thereto, each in the form heretofore delivered to the Global Coordinator, and, excluding exhibits, to the Global Coordinator for each of the other Underwriters, have been declared effective by the Commission in such form; other than a registration statement, if any, increasing the size of the offering (a "Rule 462(b) Registration Statement"), filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Act"), which became effective upon filing, no other document with respect to the Initial Registration Statement has heretofore been filed with the Commission; and no stop order suspending the effectiveness of the Initial Registration Statement, any post-effective amendment thereto or the Rule 462(b) Registration Statement, if any, has been issued and no proceeding for that purpose has been initiated or threatened by the Commission (any preliminary prospectus included in the Initial Registration Statement or filed with the Commission pursuant to Rule 424(a) of the rules and regulations of the Act, is hereinafter called a "U.S. Preliminary Prospectus"; the various parts of the Initial Registration Statement and the Rule 462(b) Registration Statement, if any, including all exhibits thereto and including the information contained in the form of final prospectus filed with the Commission pursuant to Rule 424(b) under the Act in accordance with subsection (2) below and deemed by virtue of Rule 430A under the Act to be part of the Initial Registration Statement at the time it was declared effective or such part of the Rule 462(b) Registration Statement, if any, became or hereafter becomes effective, each as amended at the time such part of the Initial Registration Statement became effective, are hereinafter collectively called the "Registration Statement"; and such final prospectus, in the form first filed pursuant to Rule 424(b) under the Act, is hereinafter called the "U.S. Prospectus";

(c) no order preventing or suspending the use of any U.S. Preliminary Prospectus has been issued by the Commission, and each U.S. Preliminary Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder;

(d) the Registration Statement conforms, and the U.S. Prospectus, and any further amendments or supplements thereto, when they become effective or are filed with the Commission, as the case may be, will conform, in all material respects to the requirements of the Act and the rules and regulations of the Commission thereunder;

(e) the Company's registration statement on Form F-6 (File No.333-9402) in respect of the ADSs has been filed with the Commission has been declared effective by the Commission in such form; no other document with respect to such registration statement has heretofore been filed with the Commission; and no stop order suspending the effectiveness of such registration statement has been issued and no proceeding for that purpose has been initiated or threatened by the Commission (the various parts of such registration statement, including all exhibits thereto, each as amended at the time such part of the registration statement became effective, being hereinafter called the "ADS Registration Statement");

(f) the consolidated financial statements included in the Offer Documents present fairly the financial position and results of operations of the Company and its subsidiaries on a consolidated basis and the unconsolidated statutory financial statements of iXOS Software AG included in the International Prospectus and the German Prospectus present fairly the financial position and results of operations of iXOS Software AG on an unconsolidated basis as at the respective dates or for the respective periods to which they apply and such consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") and the unconsolidated financial statements have been prepared in accordance with the German Commercial Code (Handelsgesetzbuch, "HGB") applied on a consistent basis throughout the respective periods involved, except as stated in the Offer Documents;

(g) since the date of the latest audited financial statements contained in the Offer Documents neither the Company nor any of its subsidiaries has sustained any material loss or interference with its business, as currently conducted and described in the Offer Documents (the "Business"), from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Offer Documents; since the respective dates as of which information is given in the Offer Documents there has not been any change in the share capital of the Company or long term debt of the Company and its subsidiaries taken as a whole or any material adverse change or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders' equity or results of operations of the Company and its subsidiaries taken as a whole otherwise than as set forth in the Offer Documents;

(h) the Company is a stock corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of the Federal Republic; the Company has the power and authority to own, lease and operate its properties and to conduct its Business; the Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns, leases or operates properties or conducts business so as to require such qualification or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; each subsidiary of the Company is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation; each such subsidiary has the power and authority to own, lease and operate its properties and to conduct its Business;

(i) the Share Capital of the Company is as set forth in the Offer Documents; all of the Existing Shares have been validly issued and are fully paid and conform to the description of the Share Capital contained in the Offer Documents; there are no outstanding securities convertible into or exchangeable for, or options to purchase from the Company, or obligations of the Company to issue, Ordinary Shares of the Company, except as set forth in the Offer Documents. All of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors' qualifying shares) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims;

(j) all dividends and other distributions declared and payable on the Offer Shares may under the current law and regulations applicable in the Federal Republic be paid to the Depositary in Deutsche Mark which may be converted into foreign currency that may be freely transferred out of the Federal Republic; except as described in the Offer Documents, such dividends and other distributions will not be subject to withholding or other taxes under the laws applicable in the Federal Republic and are otherwise free of any other tax, withholding or deduction in the Federal Republic and without the necessity of obtaining any Governmental Authorization (as defined below) in the Federal Republic;

(k) this Agreement has been duly authorized and, when executed and delivered by the Company, will constitute the valid and binding agreement of the Company, enforceable in accordance with its terms subject to Section 57 of the German Stock Corporation Act, bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to and affecting creditors' rights and general equity principles;

(l) provided that this Agreement complies with Section 57 of the German Stock Corporation Act, the execution and delivery by the Company of this Agreement, the compliance by the Company with the provisions of this Agreement and the consummation of the transactions herein contemplated:

(i) will not conflict with, or result in a violation of the provisions of, or constitute a default under, any agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their assets is subject, or any license, permit or authorization held by or issued to the Company, any of its subsidiaries which conflict, violation or default would have a material adverse effect on the business or financial condition of the Company and its subsidiaries, taken as a whole, or would impair the ability of the Company to consummate, or would otherwise materially adversely effect, the transactions contemplated hereby;

(ii) will not result in any violation of the Articles of Association or other governing documents of the Company or any of its subsidiaries or any provision of law, judgment or decree of any Governmental Authority (as defined below) which violation would have a material adverse effect on the business or financial condition of the Company and its subsidiaries, taken as a whole, or would impair the ability of the Company to consummate, or would otherwise materially adversely effect, the transactions contemplated hereby;

(iii) do not require any consent, authorization, order, registration or qualification (each a "Governmental Authorization") of or with any court or governmental, regulatory or stock exchange authority having jurisdiction over the Company or any subsidiary or any of their respective assets, or over the Global Offering or any portion thereof, (each a "Governmental Authority"), except the registration of the Offer Shares and the ADSs under the securities or similar laws of the United States, and such Governmental Authorizations that have been duly obtained and which are in full force and effect and copies of which have been furnished to the Global Coordinator;

(m) neither the Company nor any of its subsidiaries is in violation of its Articles of Association or other governing documents or in default in the performance or observance of any obligation contained in any agreement or instrument to which it is a party or by which it or any of its assets may be bound which violation would have a material adverse effect on the business or financial condition of the Company and its subsidiaries, taken as a whole, or would impair the ability of the Company to consummate, or would otherwise materially adversely effect, the transactions contemplated hereby;

(n) neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action which was designed to or which has constituted or which might reasonably be expected to cause or result in stabilisation or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offer Shares and ADSs;

(o) without limiting the generality of the warranty in subparagraph (a) of this subsection (1), the statements set forth in the U.S. Prospectus under the captions "Description of Share Capital" and "Description of American Depositary Shares", insofar as they purport to constitute a summary of the terms of the Ordinary Shares and the ADSs, respectively, and in the German Prospectus under the caption "Kapitalverhaltnisse", insofar as it purports to constitute a summary of the terms of the Ordinary Shares and the U.S. Prospectus under the captions "German Taxation" and "Underwriting", and in the German Prospectus under the headings "Besteuerung in der Bundesrepublik Deutschland" and "Angebot und Ubernahme", insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and complete in all material respects; provided, however, that such warranty does not extend to any information furnished in writing to the Company by an Underwriter through the Global Coordinator expressly for use in any Offer Document;

(p) other than as set forth in the Offer Documents, there are no, and during the period from January 1, 1997 to the date hereof have not been, any legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any asset of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries would individually or in the aggregate have a material adverse effect on the Business, the current consolidated financial position, shareholders' equity or results of operations of the Company and its subsidiaries taken as a whole; and, to the best of the Company's knowledge, no such proceedings are threatened or contemplated by any Governmental Authority or threatened by others;

(q) the Company is not and, after giving effect to the offering and sale of the Offer Shares, will not be an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the United States Investment Company Act of 1940, as amended (the "Investment Company Act");

(r) the Company is not a Passive Foreign Investment Company ("PFIC") within the meaning of Section 1296 of the United States Internal Revenue Code of 1986, as amended, and is not likely to become a PFIC;

(s) the Company and each of its subsidiaries have all licenses, franchises, permits, authorizations, approvals and orders and other concessions, including those of and from all Governmental Authorities, that are necessary to own or lease their properties and conduct their respective Businesses and that are material to the Company and its subsidiaries taken as a whole;

(t) no labour dispute, strike or other collective bargaining measure currently exists or is currently threatened by any employees of the Company or any of its subsidiaries, or any representative of such employees, which, if resolved to the detriment of the Company or any of its subsidiaries, carried out or implemented, would have a materially adverse effect on the Business, the then current consolidated financial position, shareholders' equity or results of operations of the Company and its subsidiaries taken as a whole;

(u) the Company and its subsidiaries have sufficient interests in all patents, trademarks, servicemarks, trade names, copyrights, trade secrets, information, proprietary rights and processes ("Intellectual Property") necessary for their Business as described in the Offer Documents and, to the Company's knowledge, necessary in connection with the products and services under development, in each case, to the knowledge of the Company after due inquiry without any conflict with or infringement of the interests of others, and have taken all steps necessary to secure interests in such Intellectual Property from their contractors, except as set forth in the Offer Documents, and the Company is not aware of outstanding options, licenses or agreements of any kind relating to the Intellectual Property of the Company which are required to be set forth in the Offer Documents, and, except as set forth in the Offer Documents, neither the Company nor any of its subsidiaries is a party to or bound by any options, licenses or agreements with respect to the Intellectual Property of any other person or entity which are required to be set forth in the Offer Documents. None of the technology employed by the Company has been obtained or is being used by the Company or its subsidiaries in violation of any contractual or fiduciary obligation binding on the Company or any of its subsidiaries or any of its directors or executive officers or, to the Company's knowledge, any of its employees or otherwise in violation of the rights of any persons, except as disclosed in the Offer Documents. Neither the Company nor any of its subsidiaries has received any written or, to the Company's knowledge, oral communications alleging that the Company or any of its subsidiaries has violated, infringed or conflicted with, or, by conducting its Business as set forth in the Offer Documents, would violate, infringe or conflict with any of the Intellectual Property of any other person or entity other than any such violation, infringement or conflict which would not have a materially adverse effect on the Business, the then current consolidated financial position, shareholders' equity or results of operations of the Company and its subsidiaries taken as a whole; provided that this Agreement complies with
Section 57 of the German Stock Corporation Act, neither the execution nor delivery of this Agreement, nor the operation of the Business by the employees of the Company and its subsidiaries, nor the conduct of the Business as described in the Offer Documents will result in any breach or violation of the terms, conditions or provisions of, or constitute a default under, any material contract covenant or instrument known to the Company under which any of such employees is now obligated, and the Company and its subsidiaries have taken and will maintain reasonable measures to prevent the unauthorized dissemination or publication of their confidential information and, to the extent contractually required to do so, the confidential information of third parties in their possession; and

(v) the Company maintains insurance of the types and in the amounts generally deemed adequate for its business, including, but not limited to, business interruption insurance and insurance covering real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect.


(2) Undertakings. The Company agrees with each of the Underwriters:

(a) to prepare all amendments or supplements to the Offer Documents, including without limitation any amendments required pursuant to Section 45 of the German Stock Exchange Act, necessary in order to comply with all legal requirements applicable in the Federal Republic and the United States and all applicable rules and regulations of any competent Governmental Authority, in a form approved by the Global Coordinator on behalf of the Underwriters;

(b) to make no amendment or supplement to any Offer Document (i) without prior written notice thereof to the Global Coordinator and (ii) which has been reasonably disapproved by the Global Coordinator promptly after such notice thereof;

(c) to advise the Global Coordinator, promptly after it receives notice thereof, of the time when any amendment to any of the Offer Documents has been filed or becomes effective or any supplement to any Offer Document or any amended Offer Document has been filed and to furnish the Global Coordinator with copies thereof;

(d) without limiting the foregoing, to prepare the U.S. Prospectus in a form approved by the Global Coordinator and to file the U.S. Prospectus pursuant to Rule 424(b) under the Act no later than the Commission's close of business on the second business day following the execution and delivery of this Agreement or, if applicable, such earlier time as may be required by Rule 430A(a)(3) under the Act; to make no further amendment or any supplement to the Registration Statement or U.S. Prospectus which shall be disapproved by the Global Coordinator after reasonable notice thereof; to advise the Global Coordinator, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the U.S. Prospectus or any amended U.S. Prospectus has been filed and to furnish the Global Coordinator copies thereof; to advise the Global Coordinator, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any U.S. Preliminary Prospectus or Prospectus, of the suspension of the qualification of the Offer Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or U.S. Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any U.S. Preliminary Prospectus or Prospectus or suspending any such qualification, promptly to use its best efforts to obtain the withdrawal of such order; (e) for a period of 90 days from the date of this Agreement, not to (A) directly or indirectly, issue, sell, offer, contract to sell, otherwise dispose of or announce the offering of any Shares or preference shares of the Company out of authorized capital (Genehmigtes Kapital) or any other securities which are convertible into or exchangeable for or which carry the right to acquire any such ordinary shares or preference shares of the Company, (B) initiate a capital increase other than for the purposes of issuing (i) Ordinary Shares or options for Ordinary Shares to directors or employees of the Company or any of its subsidiaries, (ii) Ordinary Shares as stock dividends (Kapitalerhohungen aus Gesellschaftsmitteln) or (iii) Ordinary Shares in connection with an acquisition
(x) directly to another party to such acquisition, in which case each person so acquiring Ordinary Shares issued by the Company shall have agreed in writing not to take any action in relation to the Ordinary Shares so acquired that the Company could not take in relation to its authorized capital pursuant to clause
(A) of this subparagraph, including any action prohibited by clause (C) of this subparagraph or (y) to raise capital to finance such acquisition, and (C) enter into any transaction (including a derivatives transaction) having an economic effect similar to that of a sale of Ordinary Shares or preference shares of the Company, except in the case of each of clause (A), (B) and (C), with the prior written consent of the Global Coordinator;

(f) not to (and to cause its subsidiaries not to) take, directly or indirectly, any action which is designed to or which constitutes or which might reasonably be expected to cause or result in stabilisation or manipulation of the price of any security of the Company to facilitate the sale or resale or the Offer Shares and the ADSs;

(g) to take all action necessary from time to time to maintain the listing of its Share Capital on the Stock Exchanges;

(i) to comply with undertakings set forth in Article 7(2)(e),(f),(g),(j) and (k) in the Underwriting Agreement dated September 27, 1998.


                                   ARTICLE 6B
             WARRANTIES AND UNDERTAKINGS BY THE SELLING SHAREHOLDERS

(1) Warranties. Each Selling Shareholder warrants, severally and not jointly, in the form of an independent guarantee and irrespective of negligence, to each of the Underwriters that:

(a) All Governmental Authorizations required for the sale and delivery of the Offer Shares to be sold by the Selling Shareholder hereunder and for the execution and delivery by the Selling Shareholder of this Agreement for the sale and delivery of the Offer Shares to be sold by such Selling Shareholder hereunder have been obtained; and the Selling Shareholder has full right, power and authority to enter into this Agreement;

(b) The sale of the Offer Shares to be sold by the Selling Shareholder hereunder and the compliance by the Selling Shareholder with all the provisions of this Agreement and the Pricing Agreement will not conflict with or result in a violation of the provisions of, or constitute a default under, any agreement or instrument to which the Selling Shareholder is a party or to which any of the property or assets of the Selling Shareholder is subject; nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over the Selling Shareholder or the property of the Selling Shareholder;

(c) The Selling Shareholder has, and immediately prior to any Closing will have, good and valid title to the Offer Shares to be sold by such Selling Shareholder hereunder free and clear of all liens, encumbrances, equities or claims; and, upon delivery of such Offer Shares at any such Closing, good and valid title to such Shares, free and clear of all liens, encumbrances, equities or claims will pass to the Underwriters;

(d) The Selling Shareholder has not taken and will not take, directly or indirectly, any action which is designed to or which is constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of the Offer Shares to facilitate the sale or resale of the Offer Shares; and

(e) To the extent that any statements or omissions made in the Offering Documents are made or omitted in reliance upon or in conformity with written information furnished to the Company by such Selling Shareholder expressly for use therein, such Offering Documents do not contain any untrue statement of a material fact or omit to state any material fact directly relating to such Selling Shareholder required to be stated therein or necessary to make the statements therein not misleading.

(2) Undertakings. (a) Each Selling Shareholder agrees with each of the Underwriters that, except for the Offer Shares, for a period of ninety days from the date of this Agreement, not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of, except as provided in this Agreement, any Ordinary Shares of the Company or any securities that are substantially similar to the Ordinary Shares of the Company, including but not limited to any securities that are convertible into or exchangeable for, or to represent the right to receive, Ordinary Shares of the Company or any substantially similar securities, without the prior written consent of the Global Coordinator.

(b) to furnish the Underwriters with copies of the Offer Documents in such quantities as the Global Coordinator on behalf of the Underwriters may from time to time reasonably request; and if the delivery of a disclosure document is required at any time prior to the expiration of nine months after the time of issue of any Offer Document in connection with the offering or sale of the Offer Shares or ADSs and if at such time any events shall have occurred as a result of which any Offer Document as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offer Document was delivered, not misleading, or would otherwise fail to comply with the applicable rules and regulations of any Governmental Authority, to notify the Global Coordinator on behalf of the Underwriters, and upon the request of the Global Coordinator, to prepare and furnish without charge to each Underwriter and to any dealer in securities as many copies as the Global Coordinator may from time to time reasonably request of such an amended Offer Document or any supplement to the respective Offer Document which will correct such statement or omission or effect such compliance; and in case any Underwriter is required to deliver an Offer Document in connection with sales of any of the Offer Shares or ADSs at any time nine months or more after the time of issue of such document upon the Global Coordinator's request but at the expense of such Underwriter, to prepare and deliver to such Underwriter as many copies as the Global Coordinator may request of an amended or supplemented Offer Document complying with applicable law, including, but not limited to, Section 10(a)(3) of the Act;


                                    ARTICLE 7
                 WARRANTIES AND UNDERTAKINGS BY THE UNDERWRITERS

Each Underwriter, severally and not jointly, hereby warrants to and covenants with the Company that it has complied and will comply with the provisions, if any, applying to the Underwriters participating in the Regional Syndicate or Syndicates of which such Underwriter is a member, as set out in Annex A, and with the General Selling Terms set out in Schedule III hereto.


                                    ARTICLE 8
                                   INDEMNITIES

(1) By the Company.

(a) The Company agrees to indemnify each Underwriter and its directors, officers, partners and employees, any affiliate of such Underwriter and each person who may be deemed to control such Underwriter (each, together with BT Alex. Brown Inc. pursuant to subparagraph (b) of this subsection (1), an "Indemnified Person"), against any losses, claims, damages or liabilities to which such Indemnified Person may become subject and which arise out of, or in relation to, or in connection with any material misstatement or alleged material misstatement contained in any Offer Document and the ADS Registration Statement (except for any statement or misstatement made in reliance upon and in conformity with information furnished in writing to the Company by any Underwriter through the Global Coordinator expressly for use in Offer Documents or the ADS Registration Statement) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (b) any breach by the Company of any of its obligations under this Agreement. In each such case, the Company will reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim as such expenses are incurred; and

(b) Provided that this Agreement complies with Section 57 of the German Stock Corporation Act, the Company agrees to indemnify and hold harmless BT Alex. Brown Inc. in its capacity as a qualified independent underwriter ("QIU"), against any losses, claims, damages or liabilities to which the QIU may become subject and which arise out of, or in relation to, or in connection with, any claim, act, suit or proceeding relating to or arising out of the offering and sale of the Offer Shares by the Underwriters as contemplated by this Agreement, and will reimburse the QIU for any legal or other expenses reasonably incurred by such QIU in connection with investigating or defending any such action or claim as such expenses are incurred.

(2) By the Selling Shareholders. Each Selling Shareholder agrees (severally, and not jointly) to indemnify each Underwriter and its directors, officers, partners and employees, any affiliate of such Underwriter and each person who may be deemed to control such Underwriter (each an "Indemnified Person"), against any losses, claims, damages or liabilities to which such Indemnified Person may become subject and which arises out of, or in relation to, or in connection with, (a) any inaccuracy or alleged inaccuracy of any of the warranties contained in Article 6B(I) or in connection with any material misstatement or alleged material misstatement directly relating to such Selling Shareholder contained in the U.S. Prospectus and the International Prospectus in the sections entitled "Management and Employees" and "Principal and Selling Shareholders" and in the German Prospectus in the sections entitled "Organe und Mitarbeiter" and "Hauptaktionare und abgebende Aktionare" (except for any statement or misstatement made in reliance upon or in conformity with information furnished in writing to the Company by any Underwriter through the Global Coordinator expressly for use in the Offer Documents) or any omission or alleged omission to state therein a material fact directly relating to such Selling Shareholder required to be stated therein and necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Offering Document in reliance upon and in conformity with information furnished through the Company by such Selling
Shareholder expressly for use therein; or (b) any breach by such Selling Shareholder of any of its obligations under this Agreement. In each such case, the Selling Shareholder will reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim as such expenses are incurred.

(3) By the Underwriters. Each Underwriter agrees, severally and not jointly, to indemnify the Company and its directors, officers and employees, any affiliate of the Company and any person who may be deemed to control the Company under any applicable laws, and each of the Selling Shareholders (each an "Indemnified Person"), against any losses, claims, damages or liabilities to which such indemnified person may become subject and which arise out of, in relation to, or in connection with, (a) any inaccurate statement or alleged inaccurate statement contained in any Offer Document and ADS Registration Statement; or (b) any breach by any Underwriter of any of its obligations under this Agreement; provided, that such inaccurate statement or alleged inaccurate statement was made in reliance on, and in conformity with, written information furnished to the Company by such Underwriter through the Global Coordinator expressly for use in any such Offer Document or the ADS Registration Statement. Such Underwriter will reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim as such expenses are incurred.

(4) Assumption of Defence. Promptly after receipt by an Indemnified Person under subsections (1), (2) or (3) above of notice of the commencement of any action, such Indemnified Person shall, if a claim in respect thereof is to be made against an indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any Indemnified Person otherwise than under such subsection. In case any such action shall be brought against any Indemnified Person and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such Indemnified Person (which shall not, except with the consent of the Indemnified Person, be counsel to the indemnifying party), and, after notice from the indemnifying party to such Indemnified Person of its election so to assume the defense thereof, the indemnifying party shall not be liable to such Indemnified Person under such subsection for any legal expense of other counsel or any other expenses in each case subsequently incurred by such Indemnified Person, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the Indemnified Person, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Person is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Person from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person.

(5) Contribution. If the indemnification provided for in this Article 8 is unavailable to or insufficient to hold harmless an Indemnified Person in respect of any losses, claims, damages or liabilities (or actions in respect thereto) referred to therein, then each indemnifying person shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offer Shares and ADSs. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the Indemnified Person failed to give notice required hereunder, then each indemnifying person shall contribute to such amount paid or payable by such Indemnified Person in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Selling Shareholders on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Shareholders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Offer Shares and ADSs purchased under this Agreement (before deducting expenses) received by the Company and Selling Shareholders bear to the total underwriting discounts and commissions received by the Underwriters with respect to the Offer Shares and ADSs purchased under this Agreement, in each case as set forth in the Offer Documents. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Selling Shareholders on the one hand and the Underwriters on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Selling Shareholders and the Underwriters agree that it would not be just and equitable if contributions pursuant to this subsection (5) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (5). The amounts paid or payable by an Indemnified Person as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (5) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (5), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offer Shares and ADSs underwritten by it and distributed to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters' obligations in this subsection
(5) to contribute are several in proportion to their respective underwriting obligations and not joint.

(6) No Release. The Company and Selling Shareholders, respectively, expressly acknowledge that they shall not be released from the obligations under subsections (1), (2) and (5) above by reason of (a) the fact that the Global Coordinator or any of the other Underwriters, have, or will have, assisted in the drafting of the Offer Documents or the ADS Registration Statement and that the Offer Documents and the ADS Registration Statement may also be signed by the Global Coordinator or any of the other Underwriters or (b) any investigation (or any statement as to the results of any investigation) made by or on behalf of any Underwriter or any other Indemnified Person.

(7) Limitation of Liability of Selling Shareholders. Notwithstanding anything to the contrary, the aggregate liability of a Selling Shareholder to indemnify any Indemnified Person shall be limited to an amount equal to the net proceeds received by such Selling Shareholder from the sale of Firm Shares owned by such Selling Shareholder pursuant to this Agreement.

(8) Termination of Agreement to Have No Effect on Indemnities. The foregoing indemnities shall remain unaffected by any termination of this Agreement or the completion of the Global Offering, as contemplated by this Agreement.

(9) Non Exclusive Remedy. The respective obligations of the Company and the Underwriters under this Article 8 shall be in addition to any liability which such parties may otherwise have.


                                    ARTICLE 9
                                FEES; COMMISSIONS

(1) Fees and Commissions. The Selling Shareholders, severally and not jointly, agree to pay to the Underwriters all fees, costs and expenses of the Global Offering. The Selling Shareholders (severally and not jointly) agree to pay to the Underwriters a commission for the Offer Shares of a percentage of 5.0% of the Offering Price multiplied by the number of Offer Shares in consideration of the obligations of the Underwriters to purchase the Offer Shares and in satisfaction of all fees, costs and expenses of the Global Offering. The Company shall not pay, nor shall the Company be liable for, any of the fees, costs and expenses of the Global Offering.

(2) Payment. Any commissions payable pursuant to subsection (1) may, in the discretion of the Global Coordinator, be deducted from the aggregate purchase price for the Firm Shares payable to the Selling Shareholders pursuant to
Article 1(1).


                                   ARTICLE 10
                     CONDITIONS PRECEDENT AS TO FIRM SHARES;
                                  FORCE MAJEURE

(1) Conditions Precedent. The obligation of the Underwriters hereunder shall be subject to the conditions that, at and as of each Closing Date:

(a) all warranties made by the Company and the Selling Shareholders are true and correct;

(b) the Company and the Selling Shareholders shall have performed all of their respective obligations hereunder theretobefore to be performed; (c) the Global Coordinator, on its own behalf and on behalf of the Underwriters, shall have received opinions, in form and substance satisfactory to the Global Coordinator, dated each Closing Date:

     (i) Haarmann, Hemmelrath & Partner, German counsel for the Company, substantially to the effect set forth in Schedule V Part 6 hereto;

     (ii) Derringer, Tessin, Herrmann and Sedemund, German counsel for the Company, substantially to the effect set out in Schedule V Part 5 hereto;

     (iii) Brobeck Hale and Dorr International, U.S. and securities counsel for the Company, substantially to the effect set forth in Schedule V Part 1 (A) and
(B) hereto;

     (iv) Bar & Karrer, Swiss counsel for the Company, substantially to the effect set forth in Schedule V Part 2 hereto; and

     (v) Shearman & Sterling, U.S. and securities counsel for the Underwriters, substantially to the effect set forth in Schedule V Parts 2(A) and (B) hereto;

     (vi) Sullivan & Cromwell, counsel to the Depositary, substantially to the effect set out in Schedule V Part 4;

provided, that prior to delivering its opinions, counsel referred to in subparagraph (v) shall have received such papers and information as it may reasonably request to enable it to pass upon such matters;

(d) the Global Coordinator shall have received:

     (i) a letter or letters from Arthur Andersen Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft mbH, dated the date hereof to the effect set forth in Schedule IV hereto with a confirming letter dated each Closing Date;

     (ii) a certificate, substantially to the effect set forth in Schedule VI hereto, dated each Closing Date of duly authorized officers of the Company as to
(A) the accuracy of the warranties of the Company at and as of the date of such certificate, (B) the performance by the Company of all its obligations to be performed hereunder at or prior to such date, (C) the filing of all Offer Documents required to be filed under applicable law in the Federal Republic and the United States as of the Subscription Time and (D) the absence of any Material Adverse Change (as defined in Article 10(4) below); and

     (iii) a certificate, substantially to the effect set forth in Schedule VII hereto, dated the date of the Closing Time of the Selling Shareholders as to (A) the accuracy of the warranties of the Selling Shareholders at and as of the date of such certificate, and (B) the performance of the Selling Shareholders of all their obligations to be performed hereunder.

(e) no Material Adverse Change shall have occurred.

(f) any Offer Document required to be filed under applicable law in the Federal Republic and the United States shall have been filed with the Government Authorities being competent under such applicable law within the applicable time period prescribed for any such filing by such applicable law, rules and regulations; and any action required to be taken by any such Governmental Authority in order for such Offer Document to become effective for use in the Global Offering shall have been taken; no stop-order or similar action by any Government Authority suspending the effectiveness of any Offer Document or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by such Governmental Authority; all requests for additional information on the part of any such Governmental Authority shall have been complied with; and all other conditions required to be satisfied by the Company, if any, shall have been satisfied;

(g) the U.S. Prospectus shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for such filing by the rules and regulations of the Act; and

(h) no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission.

(4) Material Adverse Change. If at any time after the execution and delivery of this Agreement (A) there shall have been any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or government action, order or decree, otherwise than is set forth or contemplated in the Offer Documents, (B) there shall have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change or any development involving a prospective change, in or affecting the general affairs, business, properties, management, financial position, stockholders' equity or results of operations of the Company and its subsidiaries otherwise than as set forth or contemplated in the Offer Documents, or (C) there shall have occurred any of the following: (1) the suspension or material limitation in trading in securities generally on the New York Stock Exchange, NASDAQ or the Frankfurt Stock Exchange; (2) a general moratorium on commercial banking activities declared by U.S. Federal or German Federal banking authorities; or (3) the outbreak or escalation of hostilities involving the Federal Republic or the United States, or the declaration by the United States or the Federal Republic of a national emergency or war, which, in any case described in clauses (A), (B), (C) above, is, in the reasonable judgment of the Global Coordinator, so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Offer Shares or ADSs being delivered on the terms and in the manner contemplated in the Offer Documents (a "Material Adverse Change") then the Global Coordinator may elect to terminate this Agreement on behalf of the Underwriters in accordance with the provisions of this Article 10.

Notwithstanding such termination, the respective indemnities of the Company, the Selling Shareholders and the Underwriters in Article 8 of this Agreement shall survive together with any other provisions of this Agreement that are expressed to survive the termination hereof.

(5) Waiver. Each of the conditions set forth in this Article 10 may be waived by the Global Coordinator; provided, that any such waiver shall be effective only if made or confirmed in writing.


                                   ARTICLE 11
                             DEFAULT BY UNDERWRITER

(1) Postponement of Firm Shares Closing. If any Underwriter shall default in its obligation to pay the Offering Price with respect to Firm Shares which it has agreed to purchase hereunder at the Firm Shares Closing, the Firm Shares Closing shall be postponed to the extent, but only to the extent, necessary to give effect to the provisions of this Article 11. In such an event the Global Coordinator may arrange for another party or other parties to purchase such Firm Shares on the terms contained herein. If, within 36 hours after such default by any Underwriter, the Global Coordinator does not arrange for the purchase of such Firm Shares, the Company shall be entitled to a further period of 36 hours, which it may waive in its sole discretion, within which to procure another party or other parties satisfactory to the Global Coordinator to purchase such Firm Shares on such terms. In the event that, within the respective prescribed periods, the Global Coordinator notifies the Company that it has so arranged for the purchase of such Firm Shares, or the Company notifies the Global Coordinator that it has so arranged for the purchase of such Firm Shares, the Company and the Global Coordinator will consult with each other with a view to effecting whatever changes may thereby be made necessary in the Offer Documents or in any other documents or arrangements and the Global Coordinator and the Company will determine a new Closing Date to occur not more than seven Business Days after such notification. The term "Underwriter" as used in this Agreement shall include any person substituted under this Article with like effect as if such person had originally been a party to this Agreement with respect to such Firm Shares.

(2) Step-up.

(a) If, after giving effect to any arrangements for the purchase of the Firm Shares of the defaulting Underwriter or Underwriters by other party or parties, as provided in subsection (1) above, the aggregate number of such Firm Shares for which the Offering Price has not been paid does not exceed one-eleventh of the aggregate number of all of the Firm Shares to be purchased at the Firm Shares Closing, then the Company shall have the right to require each non-defaulting Underwriter to purchase the number of Firm Shares which such Underwriter agreed to purchase hereunder and, in addition, to require such non-defaulting Underwriter to purchase its pro-rata share (based on the number of Firm Shares which such Underwriter agreed to purchase hereunder) of the Firm Shares of such defaulting Underwriter or Underwriters for which such arrangements have not been made.

(b) Nothing in subsection (a) above shall relieve a defaulting Underwriter from liability for its default.

(3) Termination. If, after giving effect to any arrangements for the purchase of Firm Shares of a defaulting Underwriter or Underwriters by another party or other parties, as provided in subsection (1) above, the aggregate number of such Firm Shares for which the Offering Price has not been paid exceeds one-eleventh of all Firm Shares to be purchased at the Closing time or if the Company does not exercise the right described in subsection (2) above to require non-defaulting Underwriters to purchase Firm Shares of a defaulting Underwriter or Underwriters who are members of such Regional Syndicate, then this Agreement shall terminate, or with respect to Optional Shares, the obligation of the Underwriters to purchase the Optional Shares, shall thereupon terminate and, in any such case, the provisions of Article 10(5) shall apply.

Notwithstanding such termination, the obligations of the Company for expenses as provided in Article 9(2) and the respective indemnities of the Company, the Selling Shareholders and the Underwriters in Article 8 of this Agreement shall survive together with any other provisions of this Agreement that are expressed to survive the termination hereof.


                                   ARTICLE 12
                                 COMMUNICATIONS

(1) Language. Any document or information furnished or supplied in accordance or in connection with this Agreement shall, if not otherwise provided for herein, be in the English language.

(2) Form of Communications. All communications given hereunder shall be given by letter or telefax.

(3) Addresses. Subject to written notes of change of address, all communications hereunder shall be given to the following addresses:

                  (a)      If to the Global Coordinator or the Underwriters, to:

                           Goldman, Sachs & Co. oHG
                           MesseTurm
                           Friedrich-Ebert-Anlage 49
                           D-60308 Frankfurt a.M.
                           Germany
                           Attn: Special Execution Group
                           Tel:     (49)(69)7532-2028
                                    (49)(69)7532-2800

                  (b)      If to the Company:

                           iXOS Software AG
                           Technopark Neukerferloh
                           Bretonischer Ring 12
                           D-85630 Grasbrunn/Munchen
                           Germany
                           Attn:    Vijay K. Sondhi
                           Tel:     (49)(89)462910
                           Fax:     (49)(89)46291598

                  (c)      If to the Selling Shareholders:

                           iXOS Software AG
                           Technopark Neukerferloh
                           Bretonischer Ring 12
                           D-85630 Grasbrunn/Munchen
                           Germany

                           Tel:     (49)(89)462910
                           Fax:     (49)(89)46291598

(4) Authorization. The Global Coordinator shall be authorized to make or receive any statement or declaration in connection with this Agreement in the name and on behalf of the Underwriters. The Global Coordinator shall be released from the restrictions set forth in Section 181 BGB (German Civil Code).



                                   ARTICLE 13
                         GOVERNING LAW AND JURISDICTION

(1) Governing Law. Subject to any provisions in this Agreement explicitly providing otherwise, this Agreement shall in all respects be governed by and construed in accordance with German law.

(2) Place of Performance. Place of performance for the obligations for all parties hereto shall be Frankfurt am Main.

(3) Jurisdiction. The nonexclusive place of jurisdiction for any action or other legal proceeding arising out of or in connection with this Agreement is the district court (Landgericht) in Frankfurt am Main.



                                   ARTICLE 14
                                  MISCELLANEOUS

(1) Schedules etc. All Schedules, Exhibits and Annexes hereto form an integral part of this Agreement.

(2) Business Day. For the purposes of this Agreement, "Business Day" shall be a day (excluding Saturdays and Sundays) on which banks are open for business (including dealings in foreign currencies) and exchanges are open for trading in Frankfurt am Main and New York City.

(3) Severability. Should any provision of this Agreement be or become invalid in whole or in part, the other provisions of this Agreement shall remain in force. Any invalid provision shall be deemed replaced by a valid provision which accomplishes as far as legally possible the economic effects of the invalid provision.

(4) Counterparts. Each executed counterpart shall constitute an original of one and the same agreement.

This Agreement has been entered into on the date first above written.

iXOS SOFTWARE AG

_______________________________
Hans Strack-Zimmerman


_______________________________
Vijay K. Sondhi


SELLING SHAREHOLDERS:

_______________________________


_______________________________

By power of attorney (with no liability of the attorney-in-fact) for the Selling Shareholders named in Part A of Schedule A.

_______________________________

_______________________________
By power of attorney (with no liability of the attorney-in-fact) for the Selling Shareholders named in Part B of Schedule A.





GLOBAL COORDINATOR:

GOLDMAN, SACHS & CO. oHG

_______________________________

THE UNDERWRITERS:
(by power of attorney with no
liability of the attorney-in-fact)


GOLDMAN, SACHS & CO., oHG
DEUTSCHE BANK AKTIENGESELLSCHAFT
BT ALEX. BROWN INTERNATIONAL - A DIVISION OF BANKERS TRUST PLC
BHF-BANK AKTIENGESELLSCHAFT
GOLDMAN, SACHS & CO.
DEUTSCHE BANK SECURITIES INC.
BT ALEX. BROWN INC.

Attorney-in-fact for each of the several Underwriters
Named in Schedules I and II


                                     Annex A

             Specific Provision Regarding International Distribution


(1) (a) Each Underwriter agrees that except to the extent that the Global Coordinator may authorize to the contrary, it will not make any offer or sale of Offer Shares or ADSs outside of the Federal Republic and the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia. For these purposes, an offer or sale shall be outside the Federal Republic and the United States if it is made to (i) any individual resident outside the Federal Republic and the United States or (ii) any corporation, partnership, pension, profit-sharing or other trust or other entities (including any such entity constituting an investment advisor acting with discretionary authority) whose office most directly involved with the purchases located is outside the Federal Republic and the United States.

(b) Each Underwriter named in Schedule II further represents and agrees that (i) it has not offered or sold and, on or before the date that is six months after the date of the Pricing Agreement, will not offer or sell, any Ordinary Shares or ADSs to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied, and will comply, with all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to Ordinary Shares or ADSs in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the Offer Shares and the ADSs to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person whom the document may lawfully be issued or passed on.

c) Each Underwriter named in Schedule II, to the extent that it effects trades on the Neur Markt, represents that it has complied and will comply with the reporting obligations of Section 9 of the German Securities Trading Act Westpapierhandelsgesetz).





                                    Exhibit A

                              Selling Shareholders

Part A
Selling Shareholder                                                Firm Shares
Hanns-Martin Meyer                                                      21,800
Markus Seyfried                                                         15,000
Helmut Kalb                                                              5,000
Klaus Simon                                                              5,000
Hans Schlegel                                                           10,000
Matthias Kunisch                                                         7,000
Petr Novotny                                                             7,000
Thomas Mohrenweis                                                        6,500
Stephan Speth                                                            2,000
Gunter Hahn                                                              6,000
Ulrich Probst                                                            6,000
Christa Gaudlitz                                                         3,000
Peter Brunner                                                            2,000
Walter Kohler                                                            2,000
Claudia Traving                                                          1,500
Lori Trippel                                                            32,165
Timothy C. Ash                                                              37
Kir W. Topliffe                                                             95
Celestine Dessimoz                                                           7
Lynn Hogg                                                                  228
SAP AG                                                                 110,000


                                    Exhibit A


Part B
Selling Shareholder                     Firm Shares             Optional Shares
GS Capital Partners II, L.P.              108,337                     37,646
GS Capital Partners II Offshore, L.P.      43,068                     14,966
Goldman, Sachs & Co. Verwaltungs GmbH       3,996                      1,388
Stone Street Fund 1999, L.P.               11,623                      4,039
Bridge Street Fund 1999, L.P.               5,644                      1,961





                                   Schedule 1

                               The U.S. Syndicate




Underwriters                               Number of Firm Shares to be Purchased
Goldman, Sachs & Co.                                         134,875
Deutsche Bank Securities Inc.                                 51,875
BT Alex. Brown Inc.                                           20,750
Total                                                        207,500





                                   Schedule II

                           The International Syndicate




Underwriters                               Number of Firm Shares to be Purchased

Goldman, Sachs & Co. oHG                                     114,125
Deutsche Bank AG                                              51,875
BHF-BANK AG                                                   20,750
BT Alex. Brown International,                                 20,750
A division of Bankers Trust International PLC
Total                                                        207,500









                                 Schedule III

                              General Selling Terms


Each Underwriter acknowledges that no representation is made by the Company, the Selling Shareholders, the Global Coordinator or any other Underwriter that any action has been or will be taken in any jurisdiction other than the Federal Republic and the United States that would permit a public offering of the Offer Shares, or possession or distribution of the Offer Documents or any other offering material, in any country or jurisdiction where action for that purpose is required.

Each Underwriter will comply with all applicable securities laws and regulations in each jurisdiction in which it purchases, offers, sells or delivers Offer Shares or has in its possession or distributes Offer Documents or any other offering material, in all cases at its own expense.




                                   Schedule IV

                            Form of Comfort Letter of
                                 Arthur Andersen
         Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft mbH


Pursuant to Article 10 of the Underwriting Agreement, the accountants shall furnish letters to the Underwriters to the effect that:

They are independent certified public accountants with respect to the Company and its subsidiaries within the meaning of the Act and the applicable published rules and regulations thereunder;

In their opinion, the financial statements and any supplementary financial information and schedules (and, if applicable, financial forecasts and/or pro forma financial information) examined by them and included in the U.S. Prospectus or the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations thereunder; and they have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited consolidated interim financial statements, selected financial data, pro forma financial information, financial forecasts and/or condensed financial statements derived from audited financial statements of the Company for the periods specified in such letter, as indicated in their reports thereon, copies of which have been separately furnished to the Global Coordinator and are attached hereto;

They have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited condensed consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows included in the U.S. Prospectus and other Offer Documents as indicated in their reports thereon, copies of which have been separately furnished to the Underwriters; and on the basis of specified procedures including inquiries of officials of the Company who have responsibility for financial and accounting matters regarding whether the unaudited condensed consolidated financial statements referred to in paragraph
(vi)(A)(i) below comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations, nothing came to their attention that caused them to believe that the unaudited condensed consolidated financial statements do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations;

The unaudited selected financial information with respect to the consolidated results of operations and financial position of the Company for the five most recent fiscal years included in the Offer Documents (including the U.S. Prospectus) agrees with the corresponding amounts (after restatement where applicable) in the audited consolidated financial statements for such five fiscal years;

They have compared the information in the U.S. Prospectus under selected captions with the disclosure requirements of Regulation S-K and on the basis of limited procedures specified in such letter nothing came to their attention as a result of the foregoing procedures that caused them to believe that this information does not conform in all material respects with the disclosure requirements of Items 8 and 11 of Form 20-F and of Regulation S-K;

On the basis of limited procedures, not constituting an examination in accordance with generally accepted auditing standards, consisting of a reading of the unaudited financial statements and other information referred to below, a reading of the latest available interim financial statements of the Company and its subsidiaries, inspection of the minute books of the Company and its subsidiaries since the date of the latest audited financial statements included in the Offer Document, inquires of officials of the Company and its subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

     (A) (i) the unaudited consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows included in the U.S. Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations, or (ii) any material modifications should be made to the unaudited condensed consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows included in the Offer Documents (including the U.S. Prospectus) for them to be in conformity with generally accepted accounting principles;

     (B) any other unaudited income statement data and balance sheet items included in the Offer Documents (including the U.S. Prospectus) do not agree with the corresponding items in the unaudited consolidated financial statements from which such data and items were derived, and any such unaudited data and items were not determined on a basis substantially consistent with the basis for the corresponding amounts in the audited consolidated financial statements included in the Offer Documents (including the U.S. Prospectus);

     (C) the unaudited financial statements which were not included in the Offer Documents (including the U.S. Prospectus) but from which were derived any unaudited condensed financial statements referred to in Clause (A) and any unaudited income statement data and balance sheet items included in the Offer Documents (including the U.S. Prospectus) and referred to in Clause (B) were not determined on a basis substantially consistent with the basis for the audited consolidated financial statements included in the Offer Documents (including the U.S. Prospectus);

     (D) any unaudited pro forma consolidated condensed financial statements included in the Offer Documents (including the U.S. Prospectus) do not comply as to form in all material respects with the applicable accounting requirements of the Act and the published rules and regulations thereunder or the pro forma adjustments have not been properly applied to the historical amounts in the compilation of those statements;

     (E) as of a specified date not more than five days prior to the date of such letter, there have been any changes in the Share Capital (other than issuances of Shares upon the capital increases contemplated by this Agreement or upon exercise of options and stock appreciation rights, upon earn-outs of performance shares and upon conversions of convertible securities, in each case which were outstanding on the date of the latest financial statements included in the Offer Documents (including the U.S. Prospectus)) or any increase in the consolidated long-term debt of the Company and its subsidiaries, or any decreases in consolidated net current assets or stockholders' equity or other items specified by the Global Coordinator, or any increases in any items specified by the Global Coordinator, in each case as compared with amounts shown in the latest balance sheet included in the Offer Documents (including the U.S. Prospectus), except in each case for changes, increases or decreases which the Offer Documents (including the U.S. Prospectus) discloses have occurred or may occur or which are described in such letter; and

     (F) for the period from the date of the latest financial statements included in the Prospectus to the specified date referred to in Clause (E) there were any decreases in consolidated net revenues or operating profit or the total or per share amounts of consolidated net income or other items specified by the Global Coordinator, or any increases in any items specified by the Global
Coordinator, in each case as compared with the comparable period of the preceding year and which any other period of corresponding length specified by the Global Coordinator, except in each case for decreases or increases which the Offer Documents (including the U.S. Prospectus) discloses have occurred or may occur or which are described in such letter; and

     In addition to the examination referred to in their report(s) included in the Offer Documents (including the U.S. Prospectus) and the limited procedures, inspection of minute books, inquiries and other procedures referred to in paragraphs (iii) and (vi) above, they have carried out certain specified procedures, not constituting an examination in accordance with generally accepted auditing standards, with respect to certain amounts, percentages and financial information specified by the Global Coordinator, which are derived from the general accounting records of the Company and its subsidiaries, which appear in the Offer Documents (including the U.S. Prospectus), or in Part II of, or in exhibits and schedules to, the Registration Statement specified by the Global Coordinator, and have compared certain of such amounts, percentages and financial information with the accounting records of the Company and its subsidiaries and have found them to be in agreement.



                                   Schedule V

                             Forms of Legal Opinions




                                     Part 1

                     Legal Opinions of Brobeck Hale and Dorr
                                 April 30, 1999




(A) Legal Opinion at Closing

(i) Insofar as New York law is concerned, the Underwriting Agreement has been duly authorized, executed and delivered by the Company.

(ii) (a) The governing law clause, subjecting the Underwriting Agreement to the laws of Germany, is valid under the laws of the State of New York.

     (b) Under the laws of the State of New York, the laws of Germany will be applied to an agreement such as the Underwriting Agreement which under the laws of the State of New York has been validly subjected to the laws of Germany, except to the extent that any term of such agreement or any provision of the laws of Germany applicable to such agreement violates an important public policy of the State of New York.

     (c) None of the terms of the Underwriting Agreement violates an important public policy of the State of New York.

(iii) Upon due issuance by the Depositary of the ADRs evidencing ADSs against the deposit of Offer Shares in respect thereof in accordance with the provisions of the Deposit Agreement and due execution by one of the Depositary's authorized officers, the ADRs evidencing such ADSs will be duly and validly issued and the persons in whose names such ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement.

(iv) The issue and sale of the ADSs, the deposit of Offer Shares with the Depositary against issuance of the ADRs evidencing the ADSs, and compliance by the Company with all of the provisions of the Underwriting Agreement and consummation of the transactions therein contemplated (other than the company's indemnification and contribution obligations) will not result in any violation of the provisions of any statute or any order, rule or regulation know to us of any United States Federal and New York governmental authority having jurisdiction over the Company or any of its subsidiaries or any of its properties.

(v) To the best of our knowledge and insofar as New York or United States federal law is concerned there are, except as set forth in the Offer Documents, no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any of their properties is the subject which, if determined adversely to the Company or such subsidiary, would individually or in the aggregate have a material adverse effect on the current or future consolidated financial position, shareholders' equity or results of operations of the Company and its subsidiaries taken as a whole; and, to the best of our knowledge, no such proceedings are threatened or contemplated by any governmental authority or threatened by others.

(vi) No governmental authorization of the United States or the State of New York is required for the sale of the Offer Shares and the ADSs or the consummation by the Company of the transactions contemplated by the Underwriting Agreement, except a registration under the Securities Act of the Offer Shares and ADSs, and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Offer Shares and ADSs by the Underwriters or such as have been obtained.

(vii) The statements set forth in the Offer Documents under the captions "Description of American Depositary Shares", "Taxation of U.S. Investors" and "Underwriting", insofar as such statements purport to summarize the respective legal issues or agreements or other documents or the federal laws of the United States referred to therein, fairly summarize such issues, agreements, documents and laws and are accurate, complete and fair in all material respects.

(viii) Each of the Registration Statement and the U.S. Prospectus and any amendments and supplements thereto (other than the financial statements and related notes, the financial statement schedule and other financial data included or incorporated by reference therein or omitted therefrom as to which we have not been requested to express an opinion) complies to form in all material respects to the requirements of the Securities Act and the rules and regulations of the Commission thereunder.

(ix) Each of the Registration Statement and the U.S. Prospectus and any amendments and supplements thereto and the filing thereof with the Commission have been duly authorized by and on behalf of the Company and have been duly executed pursuant to such authorization by the Company.

(x) Based solely upon telephonic confirmation from the Commission, each of the Registration Statement and the ADS Registration Statement is effective under the Act, and, to the best of our knowledge, no stop order with respect thereto has been issued, and no proceedings for such purpose have been instituted or are pending or threatened by the Commission; and no stop order with respect to any Offer Document in preliminary form has been issued by the Commission.

(xi) No registration of the Company as an "investment company" under the U.S. Investment Company Act of 1940, as amended, is required for, or will be required as a consequence of, the offer and sale of the Offer Shares or the issuance, subscription, offer and sale of the ADSs in the manner contemplated by the Underwriting Agreement and the Offer Documents.


(B) Disclosure Opinion at Closing

Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Offer Documents and ADS Registration Statement, except for those in the Offer Documents under the captions "Description of American Depositary Shares", "Taxation of U.S. Investors" and "Underwriting", insofar as such statements purport to summarize the respective legal issues or agreements or other documents or the federal laws of the United States referred to therein, we have no reason to believe that the Offer Documents and the ADS Registration Statement (other than the financial statements and related notes, the financial statement schedules and other financial data included or incorporated by reference therein or omitted therefrom as to which we have not been requested to express an opinion) contain an untrue statement of a material fact or omit to state a material fact required to be stated therein and necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.



                                    Part 2

                          Legal Opinion of Bar & Karrer







                                     Part 3

                      Legal Opinions of Shearman & Sterling



(A) Legal Opinion at Closing (as to New York and United States federal law)

(i) The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

(ii) (a) The governing law clause, subjecting the Underwriting Agreement to the laws of Germany, is valid under the laws of the State of New York.

(b) Under the laws of the State of New York, the laws of Germany will be applied to an agreement such as the Underwriting Agreement, which under the laws of the State of New York has been validly subjected to the laws of Germany, except to the extent that any term of such agreement or any provision of the laws of Germany applicable to such agreement violates an important public policy of the State of New York.

(c) None of the terms of the Underwriting Agreement violates an important public policy of the State of New York.

(iii) The Deposit Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of the Deposit Agreement by the Depositary and that each of the Depositary and the Company has full power, authority, and legal right to enter into and perform its obligations thereunder, constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and similar laws of general applicability relating or affecting creditors' rights generally and to general principles of equity; and the statements set forth under the heading "Description of American Depositary Shares" in the Offer Documents, insofar as such statements purport to summarize certain provisions of the Deposit Agreement, fairly summarize, in all material respect, such provisions;

(iv) The statements set forth in the Prospectus under the headings, "Taxation of U.S. Investors", and "Underwriting" insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair.




B) Disclosure Opinion at Closing

Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Offer Documents and the ADS Registration Statement, except for those in the U.S. Prospectus under the captions "Description of American Depositary Shares", "Taxation of U.S. Investors", and "Underwriting", insofar as they purport to constitute a summary of the respective issues and insofar as they relate to matters of U.S. law or regulations or the provisions of documents therein described, we have no reason to believe that the Offer Documents (other than the financial statements and related schedules therein, as to which we have not been requested to express an opinion) contain an untrue statement of material of fact or omit to state a material fact required to be stated therein and necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.




                                     Part 4

                     Legal Opinion of Counsel for Depositary

(i) The Deposit Agreement has been duly authorized, executed and delivered by the Depositary and constitutes a valid and legally binding obligation of the
Depositary,   enforceable  in  accordance  with  its  terms,   subject,   as  to
enforcement, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

The ADRs issued under and in accordance with the provisions of the Deposit Agreement to evidence ADSs will entitle the holders thereof to the rights specified therein and in the Deposit Agreement assuming that (A) the Shares represented by the ADSs which are in turn evidenced by the ADRs have been duly authorized and validly issued and are fully paid and non-assessable and that any preemptive rights with respect to the Shares have been validly waived or exercised and (B) such Shares have been duly deposited with The Bank of New York as Custodian, in each case under and in accordance with all applicable laws and regulations;




                                     Part 5

             Legal Opinion of Derringer, Tessin, Herrmann & Sedemund







                                     Part 6

                 Legal Opinion of Haarmann, Hemmelrath & Partner








                                   Schedule VI

                          Form of Officers' Certificate

Reference is made to the Global Underwriting Agreement (the "Underwriting Agreement") dated _______________________ among iXOS Software AG (the "Company"), the selling shareholders named in Exhibit A thereto, and Goldman, Sachs & Co. oHG and the several other underwriters named in Schedules I and II thereto. All capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Underwriting Agreement.

The undersigned, acting as officers of the Company, do hereby certify that:

(i) The warranties and undertakings of the Company contained in the Underwriting Agreement are true and correct as though expressly made at and as of the date hereof;

(ii) The Company has complied with all agreements or undertakings contained in the Underwriting Agreement and satisfied all obligations and conditions to be performed or satisfied by the Company under the Underwriting Agreement at or prior to the date hereof;

(iii) The Company has filed all Offer Documents required to be filed under applicable law in the Federal Republic and the United States at or prior to the date hereof; and

(iv) Since ___________, there has not been any Material Adverse Change.

This Officers' Certificate may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned, having been duly authorized and empowered on behalf of the Company, have executed this certificate as of the _________ day of May, 1999.

                                                   ____________________________
                                                   Hans Strack-Zimmerman
                                                   Speaker


                                                   ____________________________
                                                   Vijay K. Sondhi
                                                   Chief Financial Officer



                                  Schedule VII

                    Form of Selling Shareholder's Certificate


Reference is made to the Global Underwriting Agreement (the "Underwriting Agreement") dated ______________ among iXOS Software AG, the selling shareholders named in Exhibit A thereto (the "Selling Shareholders"), and Goldman, Sachs & Co. oHG and the several other underwriters named in Schedules I and II thereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Underwriting Agreement.

The undersigned, a Selling Shareholder, does hereby certify that:

(i) The warranties and undertakings of the undersigned contained in the Underwriting Agreement are true and correct as though expressly made at and as of the date hereof; and

(ii) The undersigned has complied with all agreements or undertakings contained in the Underwriting Agreement and satisfied all obligations and conditions which are required to be performed or satisfied by the undersigned under the Underwriting Agreement at or prior to the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the ________ day of May, 1999.



                                                    __________________________
                                                   [Name of Selling Shareholder]

                                                                   Exibit (99.2)



               IRREVOCABLE POWER OF ATTORNEY AND CUSTODY AGREEMENT


Eberhard Farber
Hans W. Strack-Zimmermann
Vijay K. Sondhi
As Attorneys-in-Fact
iXOS Software AG
Bretonischer Ring 12
D-85630 Grassbrun/Munich
Federal Republic of Germany


iXOS Software AG
As Custodian
(as above)


Dear Sirs:

The undersigned stockholder(s) of iXOS Software AG, a corporation organized under the laws of the Federal Republic of Germany (the "Company"), contemplates that the undersigned and certain other stockholders of the Company (the undersigned and such other stockholders being hereinafter collectively called the "Selling Stockholders") will sell issued and outstanding shares of the Company's Ordinary Shares (no par value) ("Ordinary Shares"), to certain underwriters (the "Underwriters"), pursuant to the Underwriting Agreement referred to below, in connection with a registered public offering of the Company's Ordinary Shares (the "Offering"). The undersigned also understands that on or about March 16, 1999, the Company has confidentially filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form F-1 (the "Registration Statement") to register the shares of Ordinary Shares to be sold by the Selling Stockholders in the Offering under the Securities Act of 1933, as amended (the "Securities Act").

The undersigned, by executing and delivering this Irrevocable Power of Attorney and Custody Agreement (the "Agreement"), confirms the undersigned's willingness to sell the aggregate minimum and maximum number of shares of Ordinary Shares within the price range set forth next to the undersigned's name on Appendix A (or such other lesser number of shares of Ordinary Shares, as determined by the Attorneys-in Fact in accordance herewith) (collectively, the "Shares") to the Underwriters and to deposit such Shares with the Company, acting in its capacity as Custodian hereunder (the "Custodian"), all as hereinafter provided.

The undersigned hereby acknowledges receipt of (i) a draft of an underwriting agreement dated April 19, 1999 (the "Underwriting Agreement"), among the Company, the Selling Stockholders (some of whom will be acting by their attorneys-in-fact) and the Underwriters relating to the Offering of Ordinary Shares to be purchased by the Underwriters from the Selling Stockholders and
(ii) a conformed copy (without exhibits) of the Registration Statement and all amendments thereto through the date of execution hereof. The undersigned understands that the Underwriting Agreement is subject to revisions before execution, with such changes as the Attorneys-in-Fact, or any one of them, referred to below deem appropriate (including with respect to the number of Ordinary Shares to be sold), and that the Registration Statement has not yet become effective under the Securities Act and is subject to amendment.

To induce the Underwriters to enter into the Underwriting Agreement with the Company and the Selling Stockholders and to secure their performance, the undersigned agrees, for the benefit of the other Selling Stockholders, the Underwriters and the Company, as follows:

(1) Appointment of Attorneys-in-Fact, Grant of Authority. For purposes of effecting the sale of the Shares pursuant to the Underwriting Agreement, the undersigned hereby irrevocably makes, constitutes and appoints Eberhard Farber, Hans W. Strack-Zimmermann and Vijay K. Sondhi, and each of them, the true and lawful agents and attorneys-in-fact of the undersigned (each, an "Attorney-in-Fact" and, collectively, the "Attorneys-in-Fact"), each with full power and authority (except as provided below) to act hereunder, individually, collectively, or through duly appointed successor attorneys-in-fact, in his or their sole discretion (it being understood and agreed that the Attorneys-in-Fact may, unless otherwise specified herein, act individually and, where collective action is specified, act collectively by and through the joint action of each of them, and that each of them may duly appoint successor attorneys-in-fact and delegate to them any and all of their powers hereunder), all as hereinafter provided, in the name of and for and on behalf of the undersigned, as fully as could the undersigned if present and acting in person, with respect to all matters in connection with the execution and delivery of the Underwriting Agreement and the registration and sale of the Shares in the Offering including, but not limited to, the power and authority to:

(a) authorize and direct the Custodian and any other person or entity to take any and all actions as may be necessary or deemed to be advisable by the Attorneys-in-Fact or any of them to effect the sale, transfer and disposition of the undersigned's Shares in, and in connection with, the Offering (including without limitation to determine the number of Shares of the undersigned to be sold (which may differ from the amount set forth in the drafts of the Registration Statement and Underwriting Agreement reviewed by the undersigned) and the price at which such Shares will be sold to the Underwriters), on such terms and conditions, except as set forth below, as the Attorneys-in-Fact or any of them may, in their sole discretion, determine;

(b) execute and deliver the Underwriting Agreement, substantially in the form of the draft dated April 19, 1999 with such changes therein as the Attorneys-in-Fact or any of them, in their sole discretion may determine, the execution and delivery of such Underwriting Agreement by any Attorneys-in-Fact to be conclusive evidence with respect to their approval thereof, and carry out and comply with each and all of the provisions of the Underwriting Agreement;

(c) arrange for, prepare or cause to be prepared an amendment or amendments to the Registration Statement and take all actions as may be necessary or deemed to be desirable with respect to the Registration Statement, including, without limitation, the execution, acknowledgment and delivery of all such certificates, reports, assurances, documents, letters and consents, as may be necessary or deemed to be desirable in connection therewith, and execute, acknowledge and deliver any and all certificates, assurances, reports, documents, letters and consents to the Commission, appropriate authorities of states or other jurisdictions, the Underwriters or legal counsel, which may be required or appropriate in connection with the registration of the Shares under the Securities Act or the securities or blue sky laws of the various states and jurisdictions or to facilitate sales of the Shares including, but not limited to
(i) a request for acceleration of the effective date of the Registration Statement and (ii) any representations to the Commission necessary to facilitate effectiveness of the Registration Statement;

(d) retain legal counsel, as appropriate, in connection with any and all matters referred to herein (which counsel may, but need not, be counsel for the Company) to represent the Selling Stockholders in connection with the transactions referred to in the Underwriting Agreement and this Agreement;

(e) agree with the Company and the other Selling Stockholders upon the allocation of the expenses of the Offering, and upon the mutual indemnification of the Company, the Underwriters and the Selling Stockholders, including the undersigned and the Attorneys-in-Fact (it being understood and agreed that the Attorneys-in-Fact or any of them may be Selling Stockholders in the Offering) as set forth in the Underwriting Agreement, this Agreement or in any other agreement or instrument;

(f) instruct Goldman Sachs & Co. oHG to deliver the Shares by book entry transfer in DBC to (i) deposit accounts with DBC as specified by each Underwriter, (ii) an account specified by Morgan Trust Guaranty Trust Company of New York, Brussels, as operator of the Euroclear system, (iii) an account specified by Cedel Bank, societe anonyme, or (iv) an account with DBC specified by the Custodian on behalf of the appropriate depositary, to be settled by the depositary in the form of ADSs through the facilities of The Depositary Trust Company, in each case in such amount as Goldman Sachs & Co. oHG may designate;

(g) take or cause to be taken any and all further actions, and execute and deliver, or cause to be executed and delivered, any and all such agreements (including, but not limited to, the Underwriting Agreement and any and all documents, instruments and certificates as may be necessary or deemed to be advisable in connection therewith), instruments, documents, certificates and share powers, with such changes as the Attorneys-in-Fact or any of them may, in their sole discretion, approve (such approval to be evidenced by their signature thereon) as may be necessary or deemed to be desirable by the Attorneys-in-Fact or any of them to effectuate, implement and otherwise carry out the transactions contemplated by the Underwriting Agreement and this Agreement, or as may be necessary or deemed to be desirable in connection with the registration of the Shares pursuant to the Securities Act or the sale of the Shares to the Underwriters;

provided, however, that the Attorneys-in-Fact shall act collectively insofar as their actions shall concern (i) the determination of the number of Shares to be sold by Selling Stockholders in the Offering, (ii) the determination of or any change in or modification of any material terms and conditions of the Offering, including, but not limited to, any determination with respect to the pricing, timing or provision of indemnification in connection with the Offering, (iii) determinations with respect to any allocation of Shares to be sold by Selling Stockholders in the Offering, (iv) the retention of counsel and (v) allocation of any expenses to Selling Stockholders; provided further, however, that actions with respect to (iii) or (v) may not be made in any manner other than ratably based on the relative number of Shares set forth with respect to the Selling
Stockholders  on  Appendix A without  the prior  consent of each of the  Selling
Stockholders. The Attorneys-in-Fact shall treat equitably all Selling Stockholders for whom the Attorneys-in-Fact are acting.

(2) Irrevocability. The undersigned has conferred and granted the power of attorney and all other authority contained herein in consideration of the Company's, the other Selling Stockholders' and the Underwriters' proceeding with, and for the purpose of completing, the transactions contemplated by the Underwriting Agreement. Therefore, the undersigned hereby agrees that all power and authority hereby conferred is coupled with an interest and is irrevocable; and to the fullest extent not prohibited by law shall not be terminated by any act of the undersigned or by operation of law or by the occurrence of any event whatsoever, including without limitation, the death, incapacity, dissolution, liquidation, termination, bankruptcy, dissolution of marital relationship or insolvency of the undersigned or any similar event. If, after the execution of this Agreement, any such event shall occur before the completion of the transactions contemplated by the Underwriting Agreement and this Agreement, the Attorneys-in-Fact and the Custodian are nevertheless authorized and directed to complete all of such transactions, including the delivery of the certificates for the Shares to be sold to the Underwriters, as if such event had not occurred and regardless of notice thereof.

(3) Deposit and Delivery of Shares. The undersigned hereby (a) appoints the Company as Custodian to hold the Shares and to dispose of them in accordance with the instructions of the Attorneys-in-Fact or any of them and as set forth herein, with full power in the name of, and for and on behalf of, the undersigned, (b) authorizes and directs the Custodian to deliver to Goldman Sachs & Co. oHG, by book entry transfer in DBC as specified in (1)(f) above, such Shares as may be designated in written instructions from the Attorneys-in-Fact at the Closing Time referred to in the Underwriting Agreement against receipt of payment (payable to the Custodian) therefor, and authorizes and directs the Attorneys-in-Fact and the Custodian to issue appropriate receipts to the Underwriters, for the full amount of net proceeds, in the name of the undersigned as payee.

(4) The Custodian. The Custodian's execution of this Agreement shall constitute the acceptance by the Custodian of the agency herein conferred, and shall evidence its agreement to carry out and perform its duties under this Agreement in accordance with the provisions hereof, subject, however, to the following terms and conditions, which all parties hereto agree shall govern and control the rights, duties and immunities of the Custodian:

(a) The Custodian shall have no duties except those expressly set forth herein and shall not be liable except for commission of gross negligence or willful misconduct in the performance of such duties of the Custodian as are specifically set out herein. The Custodian shall not be responsible for the performance of the powers of attorney contained herein by any party hereto, or for the interpretation of any of the provisions of such powers of attorney, or for the failure or inability of any other party hereto, or anyone else, to deliver moneys or certificates for Ordinary Shares or other property to it or otherwise to honor any provision hereof.

(b) If a controversy arises between two or more of the parties hereto, or between any of the parties hereto and any person not a party hereto, as to whether or not or to whom the Custodian shall deliver the certificates for the Shares or any funds held by it, or as to any other matter arising out of or relating hereto or to the property held by it hereunder, the Custodian shall not be required to determine the same and need not make any delivery of the property or any portion thereof but may retain it until the rights of the parties to the dispute shall have finally been determined by agreement or by final order of a court of competent jurisdiction, provided, however, that the time for appeal for any such final order shall have expired without an appeal having been made. The Custodian shall deliver the property or any portion thereof within 15 days after it has received written notice of any such agreement or final order (accompanied by an affidavit that the time for appeal has expired without an appeal having been made). The Custodian shall be entitled to assume that no such controversy has arisen unless it has received a written notice that such a controversy has arisen which refers specifically to this Agreement and identifies by name and address the adverse claimants to the controversy.

(c) The Custodian will acknowledge in writing receipt by physical delivery of any certificates representing any Shares when such certificates are received.

(5) Representations, Warranties and Agreements. The undersigned represents, warrants and agrees that:

(a) All authorizations and consents, including, but not limited to, any releases necessary for the execution, delivery and performance by the undersigned of this Agreement and for the sale and delivery of the Shares to the Underwriters have been obtained and are in full force and effect, and the undersigned has full right, power and authority to enter into and perform the Underwriting Agreement and this Agreement and to sell, transfer and deliver the Shares to the Underwriters. This Agreement, upon execution and delivery by the undersigned, and the Underwriting Agreement, upon execution and delivery by the undersigned or on behalf of the undersigned by one or more of the Attorneys-in-Fact, will constitute valid and binding agreements of the undersigned in accordance with their respective terms.

(b) The undersigned has read the draft of the Underwriting Agreement referred to above and understands the same, and agrees that the representations and warranties ascribed to the undersigned as set forth in Article 6B of the Underwriting Agreement are incorporated by reference herein, are true and correct on the date hereof and will be true and correct on the Closing Date with respect to the Offering, and authorizes the Attorneys-in-Fact, acting on behalf of the undersigned, to confirm the truth and accuracy of such representations and warranties in connection with the consummation or implementation of the transactions contemplated by the Underwriting Agreement and this Agreement. The undersigned acknowledges that the representations, warranties and obligations made or undertaken by the undersigned herein shall survive the conclusion of the Offering and are in addition to, and not in limitation of, the representations, warranties and obligations made or undertaken, or to be made or undertaken, on the part of the undersigned in the Underwriting Agreement, as the same may be executed, delivered and amended.

(c) The undersigned has not taken and will not take, directly or indirectly, any action intended to constitute or which has constituted, or which might reasonably be expected to cause or result in, stabilization or manipulation of the price of the Ordinary Shares, and, to assure compliance with Regulation M under the Securities Exchange Act of 1934, the undersigned will not make bids for or purchases of, or induce bids for or purchases of, directly or indirectly, any shares of Ordinary Shares until the distribution of all Shares being sold in the Offering has been completed; the undersigned has not and will not distribute any prospectus or other offering material in connection with the Offering and sale of the Shares other than the then current prospectus filed with the Commission or other material permitted by the Securities Act.

(d) The foregoing representations, warranties and agreements are for the benefit of and may be relied upon by the Attorneys-in-Fact, the Company, the other Selling Stockholders, the Underwriters and their respective legal counsel. The undersigned agrees that the representations, warranties and agreements herein contained shall also be true and correct and in full force and effect on the effective date of the Registration Statement and the Closing Date referred to in the Underwriting Agreement. The undersigned will immediately notify the
Attorneys-in-Fact and the Company of any default under or breach of this Agreement (or of any event which, with notice or the lapse of time or both, would constitute such a default or breach), and in the event any representation or warranty contained herein shall not be true or correct; provided, however, that nothing contained herein shall in any way affect the obligations of the undersigned hereunder and under the Underwriting Agreement to maintain such representations and warranties as true and correct and in full force and effect through the Closing Date.

(e) The undersigned acknowledges that the success of the Offering is largely dependent upon factors not within the Company's control, such as participation and cooperation by other Selling Stockholders, market conditions, Securities and Exchange Commission and Blue Sky matters, and other factors within the discretion of the Underwriters. It is therefore understood that the Company shall not be obligated to complete the Offering, except under such circumstances as the Company deems appropriate and desirable, and the Company shall not be liable to the undersigned for any failure to complete the Offering. This Agreement will terminate in the event that the Closing Date does not occur on or prior to November, 1999, unless this Agreement is extended by the parties hereto in writing.

(6) Payment. The undersigned hereby authorizes and directs the Attorneys-in-Fact or any of them to take such action as may be required to provide for the distribution to the undersigned of the proceeds of the Offering (net of the reserve for undersigned's share of expenses of the Offering as described below) owing to the undersigned in connection therewith, such payment to be made in same day funds or such other manner as the Attorneys-in-Fact or any of them shall determine.

Before remitting any proceeds of the sale of the Shares to the undersigned, the Attorneys-in-Fact are authorized and empowered to reserve from the proceeds allocable to the undersigned in respect of Shares sold by the undersigned an amount determined by the Attorneys-in-Fact to be sufficient to pay the undersigned's share of all expenses of the Selling Stockholders. The Selling Stockholders' expenses shall include those items of expense set forth in Article 10 of the Underwriting Agreement and such other expenses as the Attorneys-in-Fact deem reasonable, and the Attorneys-in-Fact are authorized to pay such expenses from the amount reserved for such purpose. After payment of any such expenses from the reserve, the Attorneys-in-Fact will prepare a written itemization of the expenses and remit to the undersigned his proportionate share of the balance, as well as the itemization. To the extent expenses exceed the amount reserved, the Selling Stockholders shall remain liable for their proportionate share of such expenses.

(7) Ownership of Stock. Subject to the terms hereof, until payment of the purchase price for the Shares being sold by the undersigned pursuant to the Underwriting Agreement has been made by or for the account of the Underwriters, the undersigned shall remain the owner of the Shares and shall have all rights thereto, including the right to receive all dividends and distributions thereon, which are not inconsistent with this Agreement. However, until such payment in full has been made or until the Underwriting Agreement has been terminated, the undersigned agrees that the undersigned will not give, sell, pledge, hypothecate, grant any lien on or security interest in, transfer, deal with or contract with respect to the Shares or any interest therein, except to the Underwriters pursuant to the Underwriting Agreement.

(8) Release. The undersigned hereby agrees to release the Attorneys-in-Fact and each of them and the Custodian from any and all liabilities, joint or several, to which they may become subject insofar as such liabilities (or action in respect thereof) arise out of or are based upon any action taken or omitted to be taken by the Attorneys-in-Fact or the Custodian pursuant hereto, except if such liabilities shall result from the bad faith or gross negligence of the Attorneys-in-Fact or the Custodian. This paragraph shall survive termination of this Agreement.

The undersigned hereby agrees to release the Attorneys-in-Fact and each of them and the Custodian from any and all restrictions and liabilities under Section 181 of the German Civil Code. This paragraph shall survive termination of this Agreement.

(9) Termination. If the Underwriting Agreement shall not be entered into on behalf of the undersigned, or if it shall not become effective pursuant to its terms, or if it shall be terminated pursuant to its terms, or if the Shares agreed to be sold as contemplated by the Underwriting Agreement are not purchased and paid for by the Underwriters on or before __ November , 1999, then after such date the undersigned shall have the power, on written notice to each of the Attorneys-in-Fact and the Custodian, to terminate this Agreement, subject, however, (i) to Section 8 hereof, (ii) to the payment of all expenses incurred by or on behalf of the undersigned and (iii) to all lawful action of the Attorneys-in-Fact and the Custodian done or performed pursuant hereto prior to actual receipt of such notice, and thereafter the Attorneys-in-Fact and the Custodian shall have no further responsibilities or liabilities to the undersigned except to redeliver to the undersigned the Shares held in custody by book entry or otherwise.

(10) Notices. Any notice required to be given pursuant to this Agreement shall be deemed given if in writing and delivered in person, or if given by telephone or telegraph if subsequently confirmed by letter, (i) to Eberhard Farber, Hans
W. Strack-Zimmerman and Vijay K. Sondhi, as Attorneys-in-Fact, c/o iXOS Software AG, as Custodian, Bretonischer Ring 12, D-85630 Grassbrun/Munich, Federal Republic of Germany, or to such other address as the Custodian shall have specified in a written notice duly given to the undersigned, or (iii) to the undersigned at the address set forth in the Company's records.

(11) Applicable Law. This Agreement shall be governed by the laws of the State of New York, and this Agreement shall inure to the benefit of, and shall be binding upon, the undersigned and the undersigned's heirs, executors, administrators, successors and assigns, as the case may be.

(12) Counterparts. This Agreement may be signed in any number of counterparts, each executed counterpart constituting an original but all together constituting only one instrument.




This Irrevocable Power of Attorney and Custody Agreement shall be effective as of _________, ___.


Very truly yours,

Name: ________________________ (signature)


When signing as an officer of
a corporation, partner of a
partnership, trustee of a trust,
guardian of a minor child, or
Custodian under the Uniform
Gift to Minors Act, please
indicate title as such and
provide documentary evidence
of the authority of person
signing.

For certificates held by joint
tenants or as community property,
all named holders must sign.

Notarization required for individuals only:

STATE OF
COUNTY OF

Before   me,   a  notary   public,   personally   appeared   the   above   named
___________________, who acknowledged that he/she did sign the foregoing instrument, and that the same is his/her free act and deed.

In testimony whereof, I have hereunto affixed my name and official seal at ________________ _________ this __ day of __________, ___.


                                                     ___________________________
                                                     Notary Public




Eberhard Farber hereby accepts the appointment as Attorney-in-Fact pursuant to the foregoing Irrevocable Power of Attorney and Custody Agreement, and agrees to abide by and act in accordance with the terms of said agreement.

Dated: __________, ____


Hans W. Strack-Zimmermann hereby accepts the appointment as Attorney-in-Fact pursuant to the foregoing Irrevocable Power of Attorney and Custody Agreement, and agrees to abide by and act in accordance with the terms of said agreement.

Dated:  __________, ____



Vijay K. Sondhi hereby accepts the appointment as Attorney-in-Fact pursuant to the foregoing Irrevocable Power of Attorney and Custody Agreement, and agrees to abide by and act in accordance with the terms of said agreement.

Dated:  __________, ____



iXOS Software AG hereby agrees to act as Custodian pursuant to the foregoing Irrevocable Power of Attorney and Custody Agreement, and agrees to abide by and act in accordance with the terms of said agreement.


Dated:  ___________, ____

                                iXOS SOFTWARE AG



                                By:




                                   APPENDIX A

Please insert your name and the minimum and maximum number of shares that you hereby agree to sell within the price range set forth below:


Name of Shareholder       Minimum             Maximum
                          No. of Shares       No. of Shares       Price Range *
                                                                   180 - 280



* Based on the average price for ordinary shares and American Depositary Shares on the Neuer Markt and the Nasdaq Stock Market on April 16, 1999.

                                                                   Exibit (99.3)



                        IXOS SOFTWARE AKTIENGESELLSCHAFT
                               LOCK-UP AGREEMENT


Goldman, Sachs & Co. oHG
Messe Turm
Friedrich-Ebert-Anlage 49
D-60308 Frankfurt am Main
Germany

iXOS Software AG
Technopark Neukeferioh
Bretonischer Ring 12
D-85630 Grasbrunn/Munchen
Germany


Ladies and Gentlemen:

The undersigned officer, director or beneficial owner of securities of iXOS Software AG, a stock corporation organised under the laws of the Federal Republic of Germany (the "Company"), acknowledges that a global offering (the "Offering") of bearer ordinary shares, no par value (the "Shares") by certain shareholders is currently being prepared, underwritten pursuant to a global underwriting agreement (the "Underwriting Agreement") by Goldman Sachs & Co. oHG, as global coordinator (the "Global Coordinator"), and the several other underwriters named therein (collectively with the Global Coordinator, the "Underwriters").

The undersigned recognizes that it is in the best financial interest of the undersigned, as an officer, director or beneficial owner of securities of the Company, that the Offering be completed, and you have requested this agreement to facilitate the Offering.

In connection therewith, the undersigned hereby agrees that during the period beginning on the date of and continuing to and including the date 90 days after the pricing of the Offering, the undersigned will not (i) offer, sell, contract to sell or otherwise dispose of, or enter into any transaction (including a derivative transaction) having an economic effect similar to that of a sale of, any Shares or any other securities of the Company which are substantially similar to the Shares or which are convertible or exchangeable into, or which represent the right to receive, Shares or securities which are substantially similar to the Shares, except as provided hereunder, or (ii) engage directly or indirectly in any transaction the likely result of which would involve a transaction prohibited by clause (i) of this sentence, except for the Shares offered in connection with the Offering.

The undersigned further represents and agrees that the undersigned has not taken and will not take, directly or indirectly, any action which is designed to or which is constituted or which might reasonably be expected to cause or result in stabilisation or manipulation of the price of the Shares to facilitate the sale or resale of the Shares.

Notwithstanding the foregoing restrictions on transfer, the undersigned shall be permitted to make transfers with the prior written consent of the Global Coordinator or pursuant to the Underwriting Agreement.

Notwithstanding anything herein to the contrary, Goldman, Sachs & Co. and its affiliates (including the Global Coordinator) may engage in brokerage, investment advisory, investment company, financial advisory, anti-raid advisory, financing, asset management, trading, market making, arbitrage and other similar activities conducted in the ordinary course of their business.

This agreement shall terminate 90 days after the pricing of the Offering or if the Underwriting Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for the delivery of the shares thereunder or if the Offering is not completed by August 31, 1999. The Global Coordinator and the Company will send written confirmation to the undersigned when this agreement has terminated.

Sincerely yours,


By:

Name:
Title:

Date signed:       1999

                                                                   Exibit (99.4)

                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.


GOLDMAN, SACHS & CO.

By: The Goldman, Sachs & Co. L.L.C.


By:/s/ Robert J. Katz
---------------------------------
Name:  Robert J. Katz
Title: Executive Vice President

                                                                   Exibit (99.5)



                                POWER OF ATTORNEY


     This power of attorney will expire on May 31, 2001.

     KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 7, 1999.


THE GOLDMAN SACHS GROUP, INC.



By:/s/ Robert J. Katz
---------------------------------
Name:  Robert J. Katz
Title: Executive Vice President and General Counsel

                                                                   Exibit (99.6)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS II, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 31, 1998.


GS CAPITAL PARTNERS II, L.P.

By: GS Advisors, L.P.
By: GS Advisors, Inc.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President

                                                                   Exibit (99.7)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS II OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 1998.


GS CAPITAL PARTNERS II OFFSHORE, L.P.

By: GS Advisors II (CAYMAN), L.P.
By: GS Advisors II, Inc.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President

                                                                   Exibit (99.8)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.


GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP

By: The Goldman Sachs Group, L.P.
By: The Goldman Sachs Corporation


By:/s/ Robert J. Katz
---------------------------------
Name:  Robert J. Katz
Title: Executive Vice President

                                                                   Exibit (99.9)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 1998.


GS ADVISORS, L.P.

By: GS Advisors, Inc.


By:/s/ Kaca B. Enquist
---------------------------
Name:  Kaca B. Enquist
Title: Vice President

                                                                  Exibit (99.10)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS II (CAYMAN), L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 1998.


GS ADVISORS II (CAYMAN), L.P.

By: GS Advisors II, Inc.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President

                                                                  Exibit (99.11)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2001.

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. oHG, (the "Company") does hereby make, constitute and appoint each of Hans-Linhard Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 26, 1999.


GOLDMAN, SACHS & CO. oHG


By:/s/ Andreas Kornlein                 By:/s/ Sabine Mock
---------------------------------       ---------------------------------
Name:  Andreas Kornlein                 Name:  Sabine Mock

                                                                  Exibit (99.12)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 1997, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 1998.


STONE STREET FUND 1997, L.P.

By: Stone Street Asset Corp.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President

                                                                  Exibit (99.13)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET FUND 1997, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 1998.

BRIDGE STREET FUND 1997, L.P.

By: STONE STREET ASSET CORP.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President

                                                                  Exibit (99.14)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET ASSET CORP. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.


STONE STREET ASSET CORP.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President